UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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FRANKLIN RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FRANKLIN RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DEAR STOCKHOLDER:

The Board of Directors of Franklin Resources, Inc. (the “Company”) invites you to attend the 2008 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, January 31, 2008 at 10:00 a.m., Pacific Standard Time, in the H. L. Jamieson Auditorium, at One Franklin Parkway, Building 920, San Mateo, California, for the following purposes:

1.	To elect 13 directors to the Board of Directors to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her death, resignation, retirement, disqualification or removal.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008.

3.	To approve the amendment and restatement of the Company’s 2004 Key Executive Incentive Compensation Plan.

4.	To transact such other business that may properly be raised at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The Company’s Board of Directors has fixed the close of business on December 4, 2007 as the record date for the determination of stockholders entitled to receive notice of, and to vote on, all matters presented at the Annual Meeting or any adjournments thereof. Your vote is very important. Even if you think that you will attend the Annual Meeting, we ask you to please return your proxy card. You also can vote your shares by telephone or over the Internet.

By order of the Board of Directors,

MARIA GRAY

SECRETARY

DECEMBER 28, 2007

SAN MATEO, CALIFORNIA

Please vote by telephone or by using the Internet as instructed on the enclosed proxy card or complete, sign and return the proxy card in the enclosed envelope.

FRANKLIN RESOURCES, INC.

One Franklin Parkway

San Mateo, California 94403-1906

PROXY STATEMENT

December 28, 2007

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are furnished in connection with the solicitation by the Board of Directors of Franklin Resources, Inc., a Delaware corporation (the “Company”), of the accompanying proxy to be voted at the 2008 annual meeting of stockholders (the “Annual Meeting”), which will be held on Thursday, January 31, 2008, at 10:00 a.m., Pacific Standard Time, in the H. L. Jamieson Auditorium, One Franklin Parkway, Building 920, San Mateo, California, the Company’s principal executive offices. We expect that this Proxy Statement and the enclosed proxy will be mailed on or about December 28, 2007 to each stockholder entitled to vote.

All materials filed by the Company with the Securities and Exchange Commission (the “SEC”) can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

VOTING INFORMATION

WHO CAN VOTE?

Holders of the Company’s common stock, par value $0.10 per share (the “common stock”), at the close of business on December 4, 2007 (the “Record Date”) are entitled to one vote for each share owned on that date on each matter presented at the Annual Meeting. As of the Record Date, the Company had 240,754,929 shares of common stock outstanding. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy card and the 2007 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or on the Internet.

WHAT MATTERS ARE TO BE CONSIDERED AT THE MEETING?

At the Annual Meeting, stockholders will be asked to consider and vote upon: (1) the election of 13 directors to the Company’s Board of Directors (the “Board of Directors” or “Board”) to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal; (2) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008 (“fiscal year 2008”) and (3) the approval of the amendment and restatement of the Franklin Resources, Inc. 2004 Key Executive Incentive Compensation Plan (the “2004 KEIP”). The Board of Directors does not know of any other matter to be brought before the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

In order to take any action at the Annual Meeting, a majority of the Company’s outstanding shares as of the Record Date must be present in person or by proxy and entitled to vote at the meeting. This is called a quorum.

WHO COUNTS THE VOTES?

The final voting results will be tallied by Broadridge Financial Solutions, Inc. and the Inspector of Elections, and published in our quarterly report on Form 10-Q for the quarter ending March 31, 2008.

WHAT IS A PROXY?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the persons named on the proxy card (Charles B. Johnson, Chairman of the Board; Gregory E. Johnson, President and Chief Executive Officer; and Maria Gray, Secretary) to vote your shares at the Annual Meeting.

HOW DO I VOTE?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. You may also vote by telephone, using the Internet or by mail. The deadline for voting by telephone or by using the Internet is 11:59 p.m., Eastern Standard Time, on Wednesday, January 30, 2008. Please see your proxy card or the information your bank, broker, or other holder of record provided to you for more information on these options. The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. Unless you indicate otherwise on your proxy card, the persons named as your proxy holders on the proxy card will vote the shares represented by the proxy FOR all nominees to the Board of Directors, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (the “independent auditors”) for fiscal year 2008 and FOR the amendment and restatement of the 2004 KEIP. Additionally, unless you specify otherwise on your proxy card, if any other matters come before the Annual Meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

For participants in the Franklin Templeton Profit Sharing 401(k) Plan (the “Profit Sharing Plan”), your shares will be voted as you specify on your proxy card. If your proxy card is not returned, the trustee will vote your shares in the same proportion as the shares for which instructions were received from all other holders of Company stock in the Profit Sharing Plan. If you wish to abstain from voting on any matter, you must indicate this on your proxy card. You cannot vote your Profit Sharing Plan shares in person at the meeting. To allow sufficient time for voting, the trustee must receive your vote by no later than 5:00 p.m. Pacific Standard Time (“PST”) on Monday, January 28, 2008.

For participants in the Franklin Resources, Inc. 1998 Employee Stock Investment Plan (“ESIP”) and holders of the Company’s restricted common stock, each of whom have accounts established at Citigroup Global Markets Inc. Smith Barney (“Smith Barney”), your shares will be voted by Smith Barney as you specify on your proxy card. If your proxy card is not returned, Smith Barney will vote your shares in its discretion on the nominees to the Board of Directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2008; your shares will not be voted for the amendment and restatement of the 2004 KEIP. To allow sufficient time for voting, Smith Barney must receive your vote by no later than 5:00 p.m. PST on Monday, January 28, 2008.

CAN I CHANGE OR REVOKE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes. You can change or revoke your proxy by submitting another proxy with a later date at any time prior to the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person. Participants in the Profit Sharing Plan and those holding shares of the Company’s restricted common stock or shares purchased through the ESIP, each of which are held in accounts with Smith Barney may revoke their proxy by no later than 5:00 p.m. PST on Monday, January 28, 2008.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING INSTEAD OF VOTING BY PROXY?

Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted. Participants in the Profit Sharing Plan and those holding shares of the Company’s restricted common stock or shares purchased through the ESIP, each of which are held in accounts at Smith Barney must vote by returning the enclosed proxy card no later than 5:00 p.m. PST on Monday, January 28, 2008.

HOW ARE VOTES COUNTED?

To be counted as “represented”, a proxy card must have been returned for those shares, the stockholder must have voted the shares by telephone or over the Internet, or the stockholder must be present at the meeting. Under current New York Stock Exchange (“NYSE”) rules, the proposals to elect directors (Proposal No. 1) and to ratify the appointment of the independent auditors (Proposal No. 2) are considered routine items. This means that brokers may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions. Brokers will not vote in their discretion on the proposal to approve the amendment and restatement the 2004 KEIP (Proposal No. 3). Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

•

A plurality of the votes cast is required for the election of directors (Proposal No. 1). This means that the director nominees who receive the most votes will be elected to the 13 available positions on the Board.

•

The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, are necessary to ratify the appointment of PricewaterhouseCoopers LLP (Proposal No. 2).

•

The affirmative vote of the holders of shares of common stock, having a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, are necessary to approve the amendment and restatement of the 2004 KEIP (Proposal No. 3).

Shares that are voted “FOR”, “AGAINST” or “WITHHOLD” in a matter are treated as being present at the meeting for purposes of establishing a quorum, and will be included in determining the number of shares represented and voted at the Annual Meeting with respect to such matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to a proposal and will have no effect on the outcome of the vote on a proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will have the effect of votes “AGAINST” a proposal, and will have no effect on the voting for the election of directors (Proposal No. 1). If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

WHO PAYS FOR THIS PROXY SOLICITATION?

Your proxy is being solicited by the Board on behalf of the Company. The Company pays the cost of soliciting your proxy and reimburses brokerage costs and other fees for forwarding proxy materials to you.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

The Corporate Governance Committee of the Board recommended and nominated, and the Board approved, the nominees named below for election as members of the Board. Each of the director nominees were elected by the Company’s stockholders at the Company’s last annual meeting of stockholders and, accordingly, are standing for re-election. If elected, each director will serve until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

In accordance with the Company’s Director Independence Standards, as amended, described more fully below, and the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following directors are independent and do not have a material relationship with the Company: Samuel H. Armacost; Charles Crocker; Joseph R. Hardiman; Robert D. Joffe; Thomas H. Kean; Chutta Ratnathicam; Laura Stein; and Louis E. Woodworth.

RECOMMENDATION OF THE BOARD

The Board recommends a vote “FOR” the election to the Board of each of the nominees listed below. The voting requirements for this proposal are described in the “Voting Information” section. Unless you mark “For All Except” or “Withhold All” on your proxy card to withhold authority to vote for one, some or all of the director nominees, the persons named as proxy holders intend to vote for all of these nominees.

NOMINEES

Listed below are the names, ages as of November 30, 2007 and principal occupations for the past five years of the director nominees.

Samuel H. Armacost

Age 68

Director Since 2004

Chairman of the Board of Directors of SRI International (formerly Stanford Research Institute), an independent nonprofit technology research and development organization, for more than the past five years. Managing Director, Weiss, Peck & Greer LLC from 1990 until 1998 and Merrill Lynch Capital Markets from 1987 until 1990. President, Director and Chief Executive Officer, BankAmerica Corporation from 1981 until 1986. Director, Chevron Corporation, Del Monte Foods Company, Exponent, Inc. and Callaway Golf Company.

Charles Crocker

Age 68

Director Since 2003

Chairman and Chief Executive Officer of Crocker Capital; formerly Chairman, Chief Executive Officer and a director from October 1997 to March 2006 of BEI Technologies, Inc., a manufacturer of electronic sensors and motion control products and a subsidiary of Schneider Electric SA; President of BEI Technologies, Inc. from October 1997 to May 2000. Director, Teledyne Technologies Incorporated and Fiduciary Trust Company International, a subsidiary of the Company.

Joseph R. Hardiman

Age 70

Director Since 2005

Formerly, President and Chief Executive Officer of the National Association of Securities Dealers, Inc. and its wholly owned subsidiary, The Nasdaq Stock Market, Inc., from September 1987 through January 1997; from 1975 through September 1987, held various positions at Alex. Brown & Sons, including Managing Director and Chief Operating Officer; previously, served on the boards of the Deutsche Scudder Funds, Soundview Technology Group, ISI Funds, Broadwing Corporation and the Depository Trust Company. Director, Brown Investment Advisory & Trust Company.

Robert D. Joffe

Age 64

Director Since 2003

Partner of Cravath, Swaine & Moore LLP, a law firm, since 1975, Presiding Partner from 1999 to 2006. Director of Fiduciary Trust Company International, a subsidiary of the Company.

Charles B. Johnson

Age 74

Director Since 1969

Chairman of the Board of the Company since December 1999; formerly, Chief Executive Officer of the Company; officer and/or director of certain subsidiaries of the Company; officer and/or director or trustee of 41 investment companies managed or advised by subsidiaries of the Company.

Gregory E. Johnson

Age 46

Director Since 2007

President of the Company since December 1999 and Chief Executive Officer of the Company since January 2004; officer and/or director of certain subsidiaries of the Company.

Rupert H. Johnson, Jr.

Age 67

Director Since 1969

Vice Chairman of the Company since December 1999; officer and/or director of certain subsidiaries of the Company; officer and/or director or trustee of 44 investment companies managed or advised by subsidiaries of the Company.

Thomas H. Kean

Age 72

Director Since 2003

Chairman, The Robert Wood Johnson Foundation, a health and healthcare philanthropic foundation, since April 2005 and a member of the board of trustees of the foundation since July 1990; formerly, President of Drew University from February 1990 to June 2005; formerly, Governor of the State of New Jersey from 1982 to 1990. Director, Aramark Corporation, Hess Corporation, UnitedHealth Group Incorporated and Fiduciary Trust Company International, a subsidiary of the Company.

Chutta Ratnathicam

Age 60

Director Since 2003

Retired Senior Vice President and Chief Financial Officer of CNF Inc., a freight transportation, logistics, supply chain management and trailer manufacturing company, from 1997 to March 2005; formerly, Chief Executive Officer of the Emery Worldwide reporting segment of CNF from September 2000 to December 2001. Former Chartered Accountant (Sri Lanka). Retired Member, American Institute of Certified Management Accountants.

Peter M. Sacerdote

Age 70

Director Since 1993

Chairman, Whale Rock Capital Management, LLC. Formerly, Advisory Director and Chairman of the Investment Committee of the Principal Investment Area of Goldman, Sachs & Co., a global investment banking, securities and investment management firm, from May 1999 to 2006, and a general partner and then a limited partner of The Goldman Sachs Group, L.P. Director, Qualcomm Incorporated.

Laura Stein

Age 46

Director Since 2005

Senior Vice President—General Counsel of The Clorox Company, a leading marketer and manufacturer of consumer products, since January 2005; formerly, Senior Vice President and General Counsel of the H.J. Heinz Company, a global marketer and manufacturer of branded food products, from January 2000 to January 2005.

Anne M. Tatlock

Age 68

Director Since December 21, 2004; Previously, Director from 2001 to Early December 2004

Vice Chairman of the Company 2001 to 2007; Chairman of the Board and Chief Executive Officer from 2000 to 2006, and a director of Fiduciary Trust Company International, a subsidiary of the Company; formerly, President of Fiduciary Trust Company International; officer and/or director of other subsidiaries of the Company. Director, Fortune Brands, Inc. and Merck & Co., Inc.

Louis E. Woodworth

Age 74

Director Since 1981

Private investor. President, Alpine Corporation, a private investment firm, for more than the past five years.

Family Relations. Charles B. Johnson, the Chairman of the Board and a director of the Company, and Rupert H. Johnson, Jr., a Vice Chairman and a director of the Company, are brothers. Peter M. Sacerdote, a director of the Company, is a brother-in-law of Charles B. Johnson and Rupert H. Johnson, Jr. Gregory E. Johnson, the President and Chief Executive Officer and a director of the Company, is the son of Charles B. Johnson, the nephew of Rupert H. Johnson, Jr. and Peter M. Sacerdote and the brother of Jennifer J. Bolt, the Executive Vice President—Operations and Technology of the Company. Jennifer J. Bolt is the daughter of Charles B. Johnson, the niece of Rupert H. Johnson, Jr. and Peter M. Sacerdote and the sister of Gregory E. Johnson.

CO RPORATE GOVERNANCE

The Company regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as corporate governance-related rules adopted by the SEC and the NYSE.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which are attached as Appendix D and posted in the corporate governance section of the Company’s website at www.franklinresources.com (the “Company’s website”). They also are available in print to stockholders who request a copy from the Company’s Secretary at the Company’s principal executive offices. The Corporate Governance Guidelines set forth the practices the Board follows with respect to, among other things, the composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation, director orientation and continuing education, management succession and performance evaluation of the Board.

Code of Ethics and Business Conduct. The Board has adopted a Code of Ethics and Business Conduct which is applicable to all employees, directors and officers of the Company and its subsidiaries and affiliates. The Code of Ethics and Business Conduct is posted in the corporate governance section of the Company’s website and is available in print upon request from the Company’s Secretary at the Company’s principal executive offices. The Company also has a Compliance and Ethics Hotline, where employees can report a violation of the Code of Ethics and Business Conduct or anonymously submit a complaint concerning auditing or accounting matters. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Ethics and Business Conduct for the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, by posting such information on the Company’s website.

Director Independence Standards. The Board has adopted guidelines for determining whether a director is independent. The Board will monitor and review as necessary, but at least once annually, commercial, charitable, family and other relationships that directors have with the Company to determine whether the Company’s directors are independent.

For a director to be considered independent, the Board must determine affirmatively that the director does not have material relationships with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Such determination will be made and disclosed pursuant to applicable NYSE or other applicable rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. The Board has established the following guidelines to assist it in determining whether a director does not have material relationships and thereby qualifies as independent:

A.	A director will not be independent if, at any time within the preceding three years (unless otherwise specified below):

1.	(a) the director was employed by the Company; or

(b) an immediate family member1 of the director was employed by the Company as an executive officer2 of the Company;

2.	the director (or an immediate family member of the director who in the capacity of an executive officer of the Company) received direct compensation from the Company (other than for prior service as a director, or as pension or deferred compensation) of more than $100,000 in any 12-month period;

[1]

An immediate family member includes a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone (other than a domestic employee) sharing the director’s home.

[2]	An executive officer means a Section 16 reporting person under the Securities Exchange Act of 1934, as amended.

3.	(a) the director or an immediate family member of the director is currently a partner of the Company’s internal auditor or external independent auditor;

(b) the director is currently employed by the Company’s internal auditor or external independent auditor;

(c) an immediate family member of the director is currently employed by the Company’s internal auditor or external independent auditor and participates in the auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

(d) the director or an immediate family member of the director was formerly employed by or a partner of the Company’s internal auditor or external independent auditor and personally worked on the Company’s audit;

4.	the director or an immediate family member of the director was employed by another company and an executive officer of the Company served on the compensation committee of such other company; or

5.	(a) the director is an employee of a company that made payments to or received payments from the Company for property or services, in any single fiscal year, of more than the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(b) an immediate family member of the director is an executive officer of a company that made payments to or received payments from the Company for property or services, in any single fiscal year, of more than the greater of $1 million or 2% of the Company’s consolidated gross revenues; or

(c) the director or an immediate family member of the director serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization, in any single fiscal year, are more than the greater of $3 million or 5% of that organization’s consolidated gross revenues.

B.	The following relationships are not by themselves considered to be material and would not by themselves impair a director’s independence:

1.	a director (or an immediate family member of the director) serves as an executive officer, employee, partner or significant owner (more than 10%) of a company that made payments to or received payments from the Company, in any single fiscal year, of less than the greater of $1 million or 2% of the consolidated gross revenues of the other entity;

2.	a director is an executive officer of another company, which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other, in any single fiscal year, is less than 2% of the total consolidated assets of the other company;

3.	a director (or an immediate family member of a director) serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization, in any single fiscal year, are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues, provided that such contributions do not exceed the limits set forth in Paragraph A.5(c) above and that disclosure is made in the Company’s annual proxy statement;

4.	a director serves or served as a director of a subsidiary, which is a privately held, wholly-owned, direct or indirect subsidiary of the Company;

5.	a director or an immediate family member of a director has entered into a transaction(s) with the Company or any affiliate of the Company in which the transaction(s) involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services, provided the terms of such transaction(s) are not preferential to the terms for similar transactions by the Company or affiliate of the Company in the ordinary course;

6.	a director or an immediate family member of a director maintains a banking, trading, investment management, custody or other account with an affiliate of the Company, provided the terms of such account are generally the same as or similar to accounts offered by the affiliate of the Company in the ordinary course; or

7.	the Company or any affiliate of the Company extends or maintains credit, arranges for the extension of credit, or renews an extension of credit, in the form of a personal home improvement or manufactured home loan, consumer credit, any extension of credit under an open end credit plan or a charge card to a director or an immediate family member of a director, if such loan, consumer credit, extension of credit or charge card otherwise is permitted to such director or immediate family member of a director under the terms of Section 402 of the Sarbanes-Oxley Act of 2002, which was codified as Section 13(k) of the Securities Exchange Act of 1934, as amended.

C.	For all relationships not specifically and clearly addressed by the guidelines above, the determination of whether or not a director has a material relationship, and therefore whether or not the director qualifies as independent or not, shall be made by the Board based on the totality of circumstances.

Stock Ownership Guidelines. In December 2005, the Board adopted guidelines in connection with the ownership of common stock of the Company by directors and certain senior officers of the Company. As a significant ownership interest by directors in the Company tends to align the interests of members of the Board with the interests of the Company’s stockholders, all directors on the Board are expected to own, within five years of either December 16, 2005 or, if later, first joining the Board, shares of common stock of the Company with a value of at least $250,000. Similarly, as a significant ownership interest by certain senior officers in the Company tends to align the interests of members of management of the Company with the Company’s stockholders and to strengthen the link between long-term Company performance and executive compensation, the following senior officers of the Company are expected to own shares of common stock of the Company with a value equal to a specific multiple of such senior officer’s base salary, as indicated in the table below, by the later of December 31, 2010 or five years from when he or she first assumed the particular senior officer position for which stock ownership is expected:

Senior Officer Level	Market Value of Shares Owned as a Multiple of Base Salary
Chairman	5X
Vice Chairman	5X
President and/or Chief Executive Officer	5X
Executive Vice President	4X
Senior Vice President	3X

In implementing these guidelines for directors and such senior officers of the Company, both direct and certain indirect forms of ownership are recognized in achieving these guidelines, including shares owned outright, restricted stock, restricted stock units and 401(k) funds invested in shares of the Company’s stock. Shares of common stock held by immediate family members (which includes a director’s or senior officer’s spouse, children and parents) or entities controlled by a director or senior officer may be considered holdings of the director or senior officer for purposes of the guidelines only and not as an admission of beneficial ownership for any other purpose.

Policy Regarding Multiple Board Memberships. The Board has adopted, upon the recommendation of the Corporate Governance Committee, a policy regarding memberships on multiple boards of directors or equivalent governance bodies of unaffiliated publicly traded companies or other entities. If a member of the Board also serves as the principal executive officer, such as the Chief Executive Officer or President, of a publicly traded company, it is the policy of the Board that such Board member shall not accept membership on a board of directors or equivalent governance body of another publicly traded company, without first informing and obtaining the consent of the Company’s Corporate Governance Committee, if such new membership would result in the member serving contemporaneously on four or more boards of directors or equivalent governance bodies of unaffiliated publicly traded companies, including the Company’s Board. If a member of the Board does not serve as a principal executive officer, such as a Chief Executive Officer or President, of a publicly traded company, it is the policy of the Board that such Board member shall not accept membership on a board of directors or equivalent governance body of another publicly traded company, without first informing and obtaining the consent of the Company’s Corporate Governance Committee, if such new membership would result in the member serving contemporaneously on six or more boards of directors or equivalent governance bodies of publicly traded companies, including the Company’s Board.

Policy Regarding Change in Principal Employment of Director. When a director’s principal employment or business association changes significantly during his or her tenure as a director, that director shall offer his or her resignation for consideration by the Board of Directors. The Corporate Governance Committee, on behalf of the Board of Directors, will evaluate the change in circumstances and will recommend to the Board the action, if any, to be taken. The Corporate Governance Committee will review each situation on an individual basis and take into consideration such matters as the Committee deems appropriate, such as the background and expertise of the director and the contribution the director is expected to make to the Board given the change in circumstances. The Board, in its sole discretion, shall determine whether or not to accept the director’s offer of resignation.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

BOARD MEETINGS AND ANNUAL MEETING OF STOCKHOLDERS

During the fiscal year ended September 30, 2007 (“fiscal year 2007”), the Board held six meetings (not including committee meetings). For fiscal year 2007, each director attended at least ninety-two percent (92%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. To promote open discussion among the non-management directors (those directors who are not officers or employees of the Company), the non-management directors generally meet in executive session after regularly scheduled Board meetings without management. The independent directors meet in executive session at least two times per year and generally meet in executive session after regularly scheduled Board meetings. Charles Crocker, an independent director, has been appointed to preside at the executive sessions of the non-management directors and the independent directors. The Board encourages directors to attend the annual meeting of stockholders. Twelve of the thirteen directors then standing for election attended last year’s annual meeting, in person or telephonically.

COMMITTEE MEMBERSHIP AND MEETINGS

The current standing committees of the Board are the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The table below provides current membership and meeting information.

	Audit	Compensation	Corporate Governance
Samuel H. Armacost	—	M	—
Charles Crocker	M	C	—
Joseph R. Hardiman	—	M	—
Robert D. Joffe	—	—	C
Thomas H. Kean	—	M	M
Chutta Ratnathicam	C	—	—
Laura Stein	M	—	—
Louis E. Woodworth	M	—	M

Fiscal Year 2007 Meetings	12	7	5

M—Member

C—Chairman

Below is a description of each standing committee of the Board. The Board has affirmatively determined that each standing committee consists entirely of independent directors pursuant to rules established by the NYSE, rules promulgated under the Securities Exchange Act of 1934, as amended, and the Director Independence Standards established by the Board. See “Director Independence Standards” above. The Board has also determined that each member of the Audit Committee is independent under the criteria established by the NYSE and the SEC for audit committee members.

THE AUDIT COMMITTEE

Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, the Audit Committee currently consists of Messrs. Ratnathicam (Chairman), Crocker and Woodworth and Ms. Stein. The primary purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee: (1) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also prepares the report the Audit Committee is required to include in the Company’s annual proxy statement. In addition, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The Audit Committee meets with the Company’s independent auditors and reviews the scope of their audit, the related reports and any recommendations they may make. The Audit Committee also reviews the annual audited financial statements for the Company.

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval. The Audit Committee met twelve times during fiscal year 2007. The Audit Committee Charter is attached as Appendix A and posted in the corporate governance section of the Company’s website. A written copy of the charter may also be obtained by making a written request to the Company’s Secretary at the Company’s principal executive offices. The Board has determined that all Audit Committee members are financially literate under the NYSE listing standards and that Mr. Chutta Ratnathicam is an audit committee financial expert within the meaning of the rules of the SEC.

THE COMPENSATION COMMITTEE

The Compensation Committee currently consists of Messrs. Crocker (Chairman), Armacost, Hardiman and Kean. The Compensation Committee oversees the establishment of goals and objectives related to Chief Executive Officer compensation, determines the compensation level of the Chief Executive Officer, assists the Board in fulfilling its responsibility relating to the compensation (and related benefits) of the executive officers of the Company, discharges the responsibilities of the Board relating to compensation of the Company’s executives and prepares the annual report on executive officer compensation for the Company’s proxy statement. The Committee also reviews and discusses with management proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in the Company’s proxy statement. In addition the Compensation Committee reviews and approves compensation arrangements and deferred compensation agreements between the Company and members of its Board of Directors. The Compensation Committee may delegate any of its responsibilities to subcommittees as it deems appropriate.

The Compensation Committee generally follows the following processes and procedures in connection with the consideration and determination of the compensation of the Company’s executive officers and directors.

Determination of Executive Compensation. The Compensation Committee meets periodically throughout the year to (i) review and approve corporate goals and objectives relevant to the compensation of the executive officers, (ii) evaluate the performance of the executive officers in light of those goals and objectives, and (iii) determine and approve the compensation of the executive officers.

To aid in its deliberations regarding executive compensation, the Compensation Committee meets with the Company’s Human Resources Group, CEO and an outside compensation consultant engaged by the Compensation Committee. The Committee meets with the CEO to discuss the recommendations of the CEO concerning performance goals and the evaluation of the CEO of the Company’s progress toward meeting those goals. Each year, the Compensation Committee engages a third-party compensation consultant to provide an analysis of, and counsel on, the Company’s executive compensation program and practices. The nature and scope of the consultant’s assignment is set by the Compensation Committee. In general, the outside consultant provides an objective assessment of executive compensation including the market competitiveness of base, variable and long-term compensation. The outside consultant is asked to compare and review compensation of the Company’s peer group of other publicly traded mutual fund management companies. The Compensation Committee currently engages Mercer Human Resources Consulting as its third-party consultant for this review. For a more detailed discussion of the determination of executive compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Determination of Director Compensation. The Compensation Committee meets at least annually to review and make recommendations to the Board on the compensation (including equity-based compensation) of the

Company’s directors. In reviewing and making recommendations on director compensation, the Committee considers, among other things, the following policies and principles:

•

that the compensation should fairly pay the directors for the work, time commitment and efforts required by directors of an organization of the Company’s size and scope of business activities, including service on Board committees;

•	that a component of the compensation should be designed to align the directors’ interests with the long-term interests of the Company’s stockholders; and

•	that directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

As a part of its review, the Compensation Committee periodically engages Mercer Human Resources Consulting as a third-party consultant to report on comparable director compensation practices and levels. No executive officer of the Company is involved in determining or recommending director compensation levels. See the section of this Proxy Statement entitled “Director Fees” below, for a more detailed discussion of compensation paid to the Company’s directors during fiscal year 2007.

Incentive Plan Matters. The Compensation Committee also administers the Company’s Amended and Restated Annual Incentive Compensation Plan (the “Annual Incentive Plan”), the 2004 KEIP, the 2002 Universal Stock Incentive Plan (the “2002 Stock Plan”), which is the successor to the Amended and Restated 1998 Universal Stock Incentive Plan, and the ESIP.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee and the Board of Directors periodically review and revise the charter, as necessary or appropriate. The Compensation Committee Charter is attached as Appendix B and posted in the corporate governance section of the Company’s website. A written copy of the charter may also be obtained by making a written request to the Company’s Secretary at the Company’s principal executive offices. The Compensation Committee met seven times during fiscal year 2007.

THE CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee currently consists of Messrs. Joffe (Chairman), Kean and Woodworth. The Corporate Governance Committee has the responsibilities set forth in its charter and provides counsel to the Board of Directors with respect to the organization, function and composition of the Board and committees and oversees the evaluation of the Board and management of the Company. The Corporate Governance Committee is also responsible for developing and recommending to the Board corporate governance policies and procedures applicable to the Company and reviewing the anti-money laundering policies, procedures and operations of the Company on a periodic basis. The Corporate Governance Committee met five times during fiscal year 2007. The Corporate Governance Committee Charter is attached as Appendix C and posted in the corporate governance section of the Company’s website. A written copy of the charter may also be obtained by making a written request to the Company’s Secretary at the Company’s principal executive offices.

The Corporate Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of stockholders. It uses a variety of means as it determines are necessary or appropriate, including recommendations of stockholders, to do so. The Corporate Governance Committee has adopted a policy regarding nominations and qualifications of directors, which has been approved by the Board. Under such policy, the Corporate Governance Committee may solicit recommendations from current and former directors, management or others who may be familiar with qualified candidates, and may consider current directors for re-nomination. The Corporate Governance Committee may, in its sole discretion, retain and terminate any search firm (and approve such search firm’s fees and other retention terms) to assist in the identification of candidates.

The Corporate Governance Committee believes there are certain minimum skills and qualifications that each director nominee must possess or satisfy, including:

•	high personal and professional integrity and ethical character;

•	significant achievement in business, finance, government, education, law, technology or other fields important to the operation of the Company;

•	the ability to exercise sound business judgment on a broad range of issues;

•	sufficiently broad experience and professional and educational background to have a general appreciation of the major issues facing public companies of a size and scope similar to the Company;

•	the willingness and ability to devote the necessary time to Board duties, including preparing for and attending meetings of the Board and its committees; and

•	being prepared to represent the best interests of the Company and its stockholders and committed to enhancing stockholder value.

The Corporate Governance Committee also believes there are other skills and qualifications that at least one or more directors must possess or satisfy, including:

•	experience and knowledge of the industry sector in which the Company operates its businesses;

•	a majority of the directors being “independent” directors in accordance with the corporate governance listing standards of the NYSE and any other applicable securities exchanges;

•

at least three directors meeting the additional independence requirements for members of the Audit Committee of the Board in accordance with the applicable rules of the NYSE, other applicable securities exchanges and the SEC;

•	at least three directors who are eligible to serve on the Audit Committee of the Board being “financially literate” or capable of becoming “financially literate” within a reasonable period of time;

•	at least one director who is eligible to serve on the Audit Committee of the Board being an “audit committee financial expert” in accordance with applicable rules of the SEC; and

•	other standards the Board may adopt from time to time.

In considering candidates for director nominee, the Corporate Governance Committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the overall Board balance of diversity of perspectives, backgrounds and experiences. With respect to current directors, the Corporate Governance Committee considers past attendance at meetings and assesses participation in and contributions to the activities of the Board. The Corporate Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Corporate Governance Committee may seek input from the Company’s management or the Board, who may interview any candidate. The Corporate Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with the Company’s policy regarding nominations and qualifications of directors.

The Corporate Governance Committee will consider candidates recommended for nomination to the Board by stockholders of the Company. Stockholders may make such a recommendation by submitting a completed Director Nomination Form, which is posted in the corporate governance section of the Company’s website, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Company first (i) mailed its notice of annual meeting, proxy statement and proxy or (ii) sent its notice of annual meeting and notice of internet availability of its proxy materials, whichever is earlier, for the immediately preceding year’s annual meeting. Completed Director Nomination Forms shall be sent to: Corporate Governance Committee, Franklin Resources, Inc., c/o Maria Gray,

Secretary, One Franklin Parkway, San Mateo, CA 94403. This year our proxy statement is dated December 28, 2007; therefore we must receive any notice of recommendation between July 31, 2008 and August 30, 2008.

The manner in which the Corporate Governance Committee evaluates candidates recommended by stockholders is generally the same as any other candidate. However, the Corporate Governance Committee will also seek and consider information concerning any relationship between a stockholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the stockholders. The Corporate Governance Committee will not evaluate a candidate recommended by a stockholder unless the Director Nomination Form provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the Company and to provide all of the information necessary to conduct an evaluation.

DIRECTOR FEES

STANDARD COMPENSATION ARRANGEMENTS

Standard Board Fees. Directors who are not employees of the Company are paid a retainer fee of $17,500 per quarter. They also receive $3,000 per Board meeting attended. Furthermore, each of these directors receives an annual stock grant valued at $75,000 (rounded up to the nearest whole share) on the date of each annual organizational meeting of the Board.

Standard Committee Fees. Directors who are not employees of the Company and who serve on Board committees are paid $1,500 per committee meeting attended. Additionally, Chairpersons of the Compensation Committee and the Corporate Governance Committee receive $1,250 per quarter and the Chairperson of the Audit Committee receives $2,500 per quarter.

Other Board Compensation. The Company reimburses directors for certain expenses incurred in connection with attending Board and committee meetings as well as other Company-related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events. The Company may also, from time to time, provide directors and their spouses token gifts of nominal value.

The following table details the total compensation earned by the Company’s directors in fiscal year 2007:

FISCAL YEAR 2007 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(3)(7)	All Other Compensation ($)		Total Compensation ($)
Samuel H. Armacost	$97,000		$123,126	—		$220,126
Charles Crocker	$60,750	(2)	$326,029	—		$386,779
Joseph R. Hardiman	$98,500		$75,000	—		$173,500
Robert D. Joffe	$134,650	(2)	$165,777	—		$300,427
Charles B. Johnson (4)	—		—	—		—
Gregory E. Johnson (5)	—		—	—		—
Rupert H. Johnson, Jr. (4)	—		—	—		—
Thomas H. Kean	$223,500	(2)	$0	—		$223,500
Chutta Ratnathicam	$116,000		$75,000	—		$191,000
Peter M. Sacerdote	$23,500		$128,377	—		$151,877
Laura Stein	$106,000		$75,000	—		$181,000
Anne M. Tatlock	$78,722	(2)	$0	—		$78,722
Louis E. Woodworth	—		$765,962	$8,907	(6)	$774,869

(1)	Fees include quarterly retainer fees, Board and various committee meeting attendance fees and fees for service as a committee chairman. Fees are awarded in cash, the payment of which may be deferred pursuant to the 2006 Directors Deferred Compensation Plan described below in “Deferred Director Fees.”
(2)	Fees also include fees for service as a member of the Board of Directors of Fiduciary Trust Company International (“Fiduciary Trust”), a subsidiary of the Company. Fiduciary Trust directors receive an annual retainer fee of $35,000 (paid quarterly) and an annual retainer fee for committee services of $5,000 (paid quarterly). Mr. Crocker also received $4,000 for his service as the Chairman of a committee and Mr. Kean received $4,000 for his attendance at Fiduciary Trust Audit Committee meetings. Fees related to service on the Fiduciary Trust Board of Directors during fiscal year 2007 included $44,000 paid to Mr. Crocker, $39,750 paid to Mr. Joffe, $44,000 paid to Mr. Kean and $17,222 paid to Ms. Tatlock, who became a non-employee director as of January 25, 2007 upon her retirement from employment with Fiduciary Trust.

(3)	Stock Awards amounts represent the Company’s financial accounting expense for fiscal year 2007, recorded in accordance with the requirements of FASB Statement No. 123 (revised 2004) “FAS 123R” (but disregarding estimates for forfeitures, if any), associated with (i) an annual stock grant made on January 25, 2007 and (ii) director fees earned (in fiscal year 2007 and prior years) but whose payment is deferred (into hypothetical shares of the Company’s common stock) and eventually payable in cash. See “Deferred Director Fees” below. The FAS 123R valuation assumptions (i) for the annual stock grant are the closing price for the common stock on the NYSE on the grant date ($118.67) and (ii) for the deferred hypothetical shares are changes in the closing price of the common stock on the NYSE during fiscal year 2007, and the reinvestment of dividends declared by the Company. Because of the required accounting treatment under FAS 123R, the Stock Award amounts for fees earned in fiscal year 2007 and prior years and deferred into hypothetical shares of common stock vary (up or down) to reflect market prices of the common stock. Deferrals commenced in the following years for participating Directors: Mr. Woodworth, 1994; Messrs. Crocker and Joffe, 2002; Mr. Armacost, 2005; Gov. Kean and Ms. Stein, 2006; and Mr. Sacerdote, 2007.
(4)	Messrs. Charles B. Johnson and Rupert H. Johnson, Jr. are both executives as well as directors of Franklin Resources, Inc. and do not receive compensation for their services as directors. See “Certain Relationships and Related Transactions” below for information regarding their fiscal year 2007 compensation.
(5)	Mr. Gregory E. Johnson is the President and Chief Executive Officer of the Company and does not receive compensation for his service as a director. See the Summary Compensation Table in “Proposal No. 1: Election of Directors—Executive Compensation” below.
(6)	Represents reimbursement of the cost of health insurance coverage for Mr. Woodworth who is retired from other employment and is not otherwise eligible for group health coverage under the Company’s group health plan or any other company’s health plan. The Company reimburses the cost of health insurance coverage comparable to that provided to employees of the Company.
(7)	The following represents the grant date fair value for all Stock Awards received in fiscal year 2007, computed in accordance with FAS 123R:

Name	Actual Common Stock	Deferred Hypothetical Shares
Samuel H. Armacost	—	$75,000
Charles Crocker	—	$179,750
Joseph R. Hardiman	$75,000	—
Robert D. Joffe	$37,500	$43,100
Thomas H. Kean	—	—
Chutta Ratnathicam	$75,000	—
Peter M. Sacerdote	—	$139,500
Laura Stein	$75,000	—
Anne M. Tatlock	—	—
Louis E. Woodworth	—	$188,500

DEFERRED DIRECTOR FEES

The Company and its subsidiaries allow non-employee directors to defer payment of their directors’ fees and stock awards, and to treat the deferred amounts as hypothetical investments in common stock of the Company and/or in Company sponsored mutual funds, as applicable. Directors are then credited with the same earnings, gains or losses that they would have incurred if the deferred amounts had been invested in the specific investments, in the specific amounts and for the specific periods as directed by each particular director. Additionally, directors who defer their directors’ fees and stock awards are credited with notional dividends and other distributions at the same time, in the same form, and in equivalent amounts as dividends and other distributions that are payable from time to time with respect to investments selected by each particular director. On the payout dates elected by a director, the hypothetical investments are valued and the Company or its subsidiary, as applicable, must pay the director or his or her beneficiary an amount equal to the value of the hypothetical investments.

In response to the adoption of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company, in December 2005, adopted a new 2006 Directors Deferred Compensation Plan, effective as of December 15, 2005, pursuant to which directors may elect to have their directors’ fees and stock awards deferred. This plan was amended in 2007 to comply with the final regulations under Section 409A which modified or expanded some of the requirements set forth in the proposed regulations issued in 2005. Payouts may be made in a lump sum or in periodic installments. If a director changes his or her distribution election for amounts previously deferred, any such change does not take effect for one (1) year from the date of the new election and each distribution installment (or lump sum) will occur no earlier than five (5) years after such installment (or lump sum) would have been paid under the prior distribution election (with a series of distributions treated as one payment for this purpose). Accelerated distributions are permitted in limited circumstances in accordance with Section 409A, and the plan may be terminated by the Company if certain conditions are met, in each case as set forth more fully in the plan. The plan is intended to comply with the provisions of Section 409A.

The following deferral elections have been made under the 2006 Directors Deferred Compensation Plan by directors with respect to the payment of their directors’ fees and stock awards.

Mr. Woodworth has elected to defer all of his director’s fees and stock awards. However, with regard to compensation earned and deferred prior to January 1, 2006, Mr. Woodworth has determined to have such deferred amounts distributed in forty (40) substantially equal quarterly installments. These payments began on October 20, 2005 and will continue on each January 20, April 20, July 20 and October 20 until all payments are made. Mr. Woodworth has further determined that, with regard to his director’s fees and stock awards earned after December 31, 2005, all such amounts shall be deferred in accordance with the 2006 Directors Deferred Compensation Plan.

Each of Messrs. Crocker, Joffe and Armacost has determined that, with regard to his director’s fees and/or stock awards earned prior to and after December 31, 2005, such amounts, to the extent provided below, shall be deferred in accordance with the 2006 Directors Deferred Compensation Plan. Accordingly, Mr. Crocker has elected to defer all of his director’s fees relating to his service as a director of Fiduciary Trust and fifty percent (50%) of his director’s fees and all of his stock awards related to his service as a director of the Company. Mr. Joffe has elected to defer fifty percent (50%) of his director’s fees and stock awards related to his service as a director of Fiduciary Trust and the Company. Mr. Armacost has elected to defer all of his stock awards but to receive all of his quarterly director fees and meeting fees associated with his service as a director of the Company in cash.

Mr. Kean has elected to defer all of his director’s fees and stock awards earned on or after January 1, 2006 under the 2006 Directors Deferred Compensation Plan. Ms. Stein elected to defer only her director’s fees, but not her stock awards, earned prior to January 1, 2007 under the plan and to defer fifty percent (50%) of her director’s fees and none of her stock awards earned during calendar year 2007. Ms. Stein has elected to defer all of her director’s fees and all of her stock awards earned on or after January 1, 2008 under the plan. Mr. Sacerdote has elected to defer all of his director’s fees and stock awards earned on or after January 1, 2007 under the plan. For amounts earned on or after January 1, 2008, Mr. Ratnathicam has elected to defer all of his stock awards but to receive all of his quarterly director fees and meeting fees associated with his service as a director of the Company in cash.

Directors may, no later than December 31, 2007, change their deferral elections with respect to the payment of their directors’ fees and stock awards earned on or after January 1, 2008 under the 2006 Directors Deferred Compensation Plan.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the common stock beneficially owned as of December 4, 2007 by each stockholder known to us to beneficially own more than five percent of the Company’s outstanding common stock as of December 4, 2007. The percentage of ownership indicated in the following table is based on 240,754,929 shares of common stock outstanding on December 4, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(e)	Percent of Class
Charles B. Johnson (a)	43,000,831(b)	17.86%
Rupert H. Johnson, Jr. (a)	37,402,374(c)	15.54%
AXA Financial, Inc. (d)	15,630,727(d)	6.50%

(a)	The addresses of Messrs. C. B. Johnson and R. H. Johnson, Jr. are: c/o Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403.
(b)	Includes 3,363,675 shares held in an individual retirement account (an “IRA”), 272,300 shares held by a trust of which Mr. C. B. Johnson’s spouse is the lifetime beneficiary, 60 shares held by a corporation owned by a trust of which Mr. C. B. Johnson’s spouse is the trustee and beneficiary, and 2,400,000 shares held by a limited partnership of which such corporation is the general partner. Also includes 1,084,430 shares held by a private charitable foundation, of which Mr. C. B. Johnson is a trustee, of which Mr. C. B. Johnson disclaims beneficial ownership, and 6,772 shares which represent Mr. C. B. Johnson’s approximate holdings through the Franklin Templeton Profit Sharing 401(k) Plan (the “Profit Sharing Plan”).
(c)	Includes 2,055,245 shares held in an IRA, 545,211 shares held by a private charitable foundation, of which Mr. R. H. Johnson, Jr. is a trustee, of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership, and 3,372 shares held by a member of Mr. R. H. Johnson, Jr.’s immediate family, of which Mr. R. H. Johnson, Jr. disclaims beneficial ownership. Also includes 6,531 shares which represent Mr. R. H. Johnson, Jr.’s approximate holdings through the Profit Sharing Plan.
(d)	Pursuant to a Schedule 13G filed with the SEC on February 13, 2007, AXA Financial, Inc. reported that, as of December 31, 2006, AXA Assurances I.A.R.D. Mutuelle and certain related entities had sole voting power over 9,319,785 shares, shared voting power over 1,875,615 shares and sole dispositive power over 15,630,727 shares. AXA Financial, Inc. lists its address as 1290 Avenue of the Americas, New York, NY 10104 in such filing.
(e)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the common stock beneficially owned as of December 4, 2007 by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table below and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 240,754,929 shares of the Company’s common stock outstanding on December 4, 2007.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percent of Class
Vijay C. Advani	50,234(b)	*
Samuel H. Armacost	2,000(c)(d)	*
Jennifer J. Bolt	720,338(e)	*
Charles Crocker	8,660(d)	*
Joseph R. Hardiman	1,378	*
Robert D. Joffe	5,763(d)	*
Charles B. Johnson	43,000,831(f)	17.86%
Gregory E. Johnson	1,076,688(g)	*
Rupert H. Johnson, Jr.	37,402,374(h)	15.54%
Thomas H. Kean	10,030(d)	*
Kenneth A. Lewis	20,763(i)	*
Chutta Ratnathicam	4,952	*
Peter M. Sacerdote	29,319(d)	*
Laura Stein	1,378(d)	*
Anne M. Tatlock	205,850(j)	*
Louis E. Woodworth	1,631,839(d)(k)	*
William Y. Yun	98,828(l)	*
Current Directors, Director Nominees and Executive Officers as a Group (consisting of 25 persons)	84,529,555(m)	35.04%

*	Represents less than 1% of class
(a)	Except as described otherwise in the footnotes to this table: (i) each beneficial owner listed in the table has sole voting and investment power with regard to the shares beneficially owned by such owner; (ii) each share of unvested restricted stock confers voting but not dispositive power; and (iii) shares beneficially owned pursuant to options include only shares that the individual has the right to acquire beneficial ownership of within 60 days following December 4, 2007.
(b)	Includes 20,544 shares of unvested restricted stock. Also includes 26,359 shares held in a trust in which Mr. Advani and his spouse are co-trustees with shared voting and investment power, of which Mr. Advani disclaims beneficial ownership. Also includes 311 shares which represent Mr. Advani’s approximate holdings through the Profit Sharing Plan.
(c)	Includes shares held by a trust in which Mr. Armacost and his spouse are co-trustees with shared voting and investment power.
(d)	Does not include any hypothetical shares described under “Proposal No. 1: Election of Directors—Director Fees—Deferred Director Fees”.
(e)	Includes 12,397 shares of unvested restricted stock, and 105,059 shares that may be purchased pursuant to options. Also includes 42,493 shares held in a trust in which Ms. Bolt is a trustee for her minor children, of which Ms. Bolt disclaims beneficial ownership, 1,176 shares held by a member of Ms. Bolt’s immediate family, of which Ms. Bolt disclaims beneficial ownership, and 75,080 shares held in a trust of which Ms. Bolt is a trustee for herself and her children. Also includes 872 shares which represent Ms. Bolt’s approximate holdings through the Profit Sharing Plan.
(f)	See footnote (b) under “Security Ownership of Principal Stockholders” above.
(g)

Includes 97,293 shares of unvested restricted stock, and 330,996 shares that may be purchased pursuant to options. Also includes 16,148 shares held in a trust in which Mr. G. Johnson is a trustee for his minor children, of which Mr. G. Johnson disclaims beneficial ownership, 3,816 shares held by a member of Mr. G. Johnson’s immediate family, of which Mr. G. Johnson disclaims beneficial ownership, and 142,780 shares held by a trust of which Mr. G. Johnson is a trustee for himself and his children. Also includes 1,383 shares which represent Mr. G. Johnson’s approximate holdings through the Profit Sharing Plan.

(h)	See footnote (c) under “Security Ownership of Principal Stockholders”.
(i)	Includes 3,944 shares of unvested restricted stock, and 7,431 shares that may be purchased pursuant to options. Also includes 522 shares which represent Mr. Lewis’ approximate holdings through the Profit Sharing Plan.
(j)	Includes 2,621 shares held by a member of Ms. Tatlock’s immediate family, of which Ms. Tatlock disclaims beneficial ownership. Also includes 40,469 shares which represent Ms. Tatlock’s approximate holdings through the Profit Sharing Plan.
(k)	Includes 383,088 shares held in an IRA, and 220,000 shares held by a member of Mr. Woodworth’s immediate family, of which Mr. Woodworth disclaims beneficial ownership.
(l)	Includes 11,793 shares of unvested restricted stock. Also includes 4,430 shares which represent Mr. Yun’s approximate holdings through the Profit Sharing Plan.
(m)	Includes 179,441 shares of unvested restricted stock, and 521,677 shares that may be purchased pursuant to options. Also includes 63,351 shares which represent the aggregate approximate holdings of these individuals through the Profit Sharing Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing compensation programs for the Company’s executive officers. In this discussion and analysis we will address the compensation rationale and determinations relating to our chief executive officer, chief financial officer, and the next three most highly compensated executive officers, whom we refer to collectively as our “named executive officers”.

This discussion should be read together with the compensation tables and related narrative for the named executive officers that can be found in this Proxy Statement following this discussion. Unless otherwise indicated, any references to a particular year in the following discussion means the fiscal year ended September 30th of such year.

Compensation Philosophy—The Objectives of Our Compensation Program and What We Reward

General Philosophy. The Compensation Committee believes that executive compensation should be linked with the Company’s short and long-term performance and that executive compensation should be significantly aligned with the interests of its stockholders.

Business Objectives. In order to link executive compensation to Company performance the Compensation Committee considers a number of different financial and non-financial objectives it believes further the growth and welfare of the Company. In particular, the Compensation Committee may reward executives for continued excellence and improvement in some or all of the following Company-wide performance measures, among others:

• annual revenue	• net sales
• assets under management	• operating income
• diluted earnings per share growth	• operating revenues
• earnings per share	• operating profit margin
• expense management	• pre-tax operating income
• net income	• profit margin

In recent years the Compensation Committee has placed an emphasis on diluted earnings per share growth, operating profit margin, pre-tax operating income and operating income growth as it believes these financial measures are significant indicators of the Company’s overall performance.

Individual Objectives. The Company-wide performance measures described above are driven by and reflect the combined performance of the Company’s numerous individual business units. However, the Compensation Committee recognizes that such Company-wide measures often may not fully reflect the individual performance and contributions made by the Company’s separate business units and their respective leaders. The Compensation Committee therefore believes that in addition to Company-wide objectives, individual objectives should be set for executives that are linked to the growth and development of their respective business unit. Such goals are specifically tailored to each business unit and include, but are not limited to, a mix of investment performance, sales, financial, customer service, technology and human resources objectives. The Compensation Committee seeks to reward executives who achieve such individual objectives as they are designed to improve business unit performance and consequently the performance of the Company as a whole.

The Elements of Executive Compensation

The Company’s compensation program for executive officers consists primarily of a base salary and incentive compensation consisting of a combination of cash and equity bonuses based upon the achievement of individual and Company-wide objectives.

Base Salary. The Compensation Committee believes that base salary for the named executive officers should be limited to a reasonable base compensation for the day-to-day performance of their job responsibilities, and that the majority of their pay should be in variable compensation tied to performance. Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. Base salaries are evaluated annually for all named executive officers and in general remain static unless the individual is promoted or the Compensation Committee determines that an adjustment is necessary due to compensation trends in the industry.

Incentive Compensation. The Compensation Committee believes that executives should be encouraged to enhance the Company’s performance by linking the receipt of a significant portion of their compensation to the achievement of individual and Company-wide objectives.

To facilitate its incentive program, each year the Compensation Committee establishes an award pool, under the Annual Incentive Plan, from which grants are made to named executive officers and other salaried employees of the Company to reward performance. The size of the award pool available for bonus payments is set by the Compensation Committee as a percentage (not to exceed 20%) of the Company’s net operating income, exclusive of passive income and calculated before non-operating interest, taxes, extraordinary and certain special items, and before the accrual of awards under incentive plans (referred to as “pre-tax operating income”). In determining the percentage of pre-tax operating income that will go into the award pool, the Compensation Committee considers the recommendation of the Company’s Human Resources Group as to the appropriate size of the award pool. In preparing its recommendation, Human Resources meets periodically with the CEO to discuss competitive compensation, retention, funding requirements and other significant compensation issues. In addition, the CEO meets with the Chief Financial Officer (“CFO”) to review the quarterly financial performance of the Company over the most recent quarters and the last two years, and in particular focuses on the Company’s year-over-year results with regard to the Company-wide performance measures set forth under the heading “Business Objectives” above. All of these factors are taken into account in preparing the recommendation which is reviewed and endorsed by the CEO prior to its presentation to the Compensation Committee.

Grants from the award pool generally consist of a combination of a cash bonus and restricted stock or restricted stock units. The awards are generally comprised of 65% cash and 35% restricted stock or restricted stock units, in each case with deferred vesting over time. Executives whose awards are in excess of $1.0 million receive any amount in excess of $1.0 million in the form of 50% cash and 50% restricted stock or restricted stock units. Any amount in excess of $5.0 million is solely in the form of restricted stock or restricted stock units.

The use of a cash bonus is designed to reward an executive for achievement of shorter term objectives. Restricted stock and restricted stock unit grants are designed to reward an executive for continued excellence and attainment of objectives over time. In addition, because these awards are subject to time vesting, they help to focus an executive on the Company’s long-term growth and development and aid in retention. The Compensation Committee believes that as an executive’s compensation increases, the percentage of that compensation received in stock should increase, such that an executive’s interests continue to be aligned with those of the other stockholders.

Special Compensation. Occasionally, the Compensation Committee may determine that special recognition of significant contributions is warranted, or that specific action is required for retention purposes. In such special cases, additional cash, long-term restricted stock or restricted stock unit awards may be granted to certain executives. Such awards are considered to be above and beyond the regular incentive compensation.

Chief Executive Officer’s Compensation

Starting Point. In setting the Chief Executive Officer’s compensation, the Compensation Committee takes into account several factors, both internal and external. As the Company’s top officer, the CEO is responsible for overseeing all of the Company’s operations and results. The Compensation Committee therefore believes that the CEO’s compensation should be linked to Company-wide measures and objectives. In particular, the Compensation Committee has determined that the CEO’s compensation should be at risk and linked to the achievement of objectives based upon the Company’s performance with regard to certain significant financial metrics.

While the Compensation Committee believes that the Company’s financial performance should be the main driver of CEO pay, it also believes the CEO’s individual performance with regard to relevant non-financial objectives and achievements during the year should be taken into account. Such non-financial objectives for the CEO include investment performance, customer service, technology and human resource objectives, as well as goals regarding the Company’s compliance with laws and regulations and the maintenance of excellence in its corporate governance practices. To ensure that attention is given to these factors in addition to the financial measures, the Compensation Committee maintains the authority and discretion to reduce the CEO’s incentive pay whether or not the Company achieves the financial performance goals set for it.

Outside Consultant. Each year, the Compensation Committee engages a third-party compensation consultant to provide independent analyses of, and counsel on, the Company’s executive compensation program and practices. The role of the independent consultant is set by the Compensation Committee and, in general, the consultant is used to assess objectively all elements of CEO compensation, including market competitiveness of base, variable and long-term compensation. As part of its analysis, the consultant compares the CEO’s compensation to the compensation of CEOs at a peer group of other publicly traded mutual fund management companies. This comparison takes into account the performance of the Company relative to the other companies, the CEOs’ comparative roles, responsibilities and performance at such companies, and the market size and composition data for such comparable companies. The Compensation Committee currently engages Mercer Human Resources Consulting as its third-party consultant for this review. The companies reviewed and reported on by Mercer during the year included: Affiliated Managers Group Inc., AllianceBernstein L.P., Blackrock Inc., Federated Investors Inc., Janus Capital Group, Legg Mason Inc., Nuveen Investments and T. Rowe Price Group.

Compensation Structure. Every year the Compensation Committee reviews (i) the Company’s performance (both financial and non-financial), (ii) compensation reports (which we refer to as “tally sheets”) regarding the amounts paid to the CEO in prior years as salary, bonus, perquisites and other compensation (including a sensitivity analysis regarding the CEO’s vested and unvested stock), and (iii) a report, market survey information and recommendations provided by the independent consultant. Based upon these reviews, the Compensation Committee determines the CEO’s incentive compensation for the current fiscal year and potential compensation for the upcoming fiscal year.

In keeping with its stated philosophy, the Compensation Committee limits the CEO’s base salary opportunity and has structured the majority of the CEO’s potential compensation around incentive grants. Mr. G. Johnson’s base salary is $780,132, unchanged since January 1, 2000. The incentive grants specify potential awards of cash and restricted stock that may be earned by the CEO only upon the achievement of specific financial objectives by the Company. In general, the Compensation Committee has granted incentive awards on a yearly basis to the CEO which are based upon objectives for that year as set by the Committee. Such grants are made under the Company’s 2004 Key Executive Incentive Compensation Plan and are subject to a current maximum amount of $10,000,000 per year (which will be increased to $15,000,000 if the stockholders approve the amendment to the 2004 Key Executive Incentive Compensation Plan presented in this Proxy Statement as Proposal 3). All such awards are deducted from the Company’s award pool for that year.

Fiscal Years 2006 & 2007 Annual Incentives. In each of fiscal year ended September 30, 2006 (“fiscal year 2006”) and fiscal year 2007, the Compensation Committee established an incentive program for the CEO in which receipt of up to a maximum value of $7,000,000 (consisting of cash and restricted stock) was based upon the achievement of objectives for two financial measures: (1) operating profit margin and (2) the combined average of the percentage growth of diluted earnings per share (excluding for fiscal year 2006 any earnings repatriated under the American Jobs Creation Act of 2004 (the “Jobs Act”)) and the percentage growth of pre-tax operating income. For the purposes of this incentive program, “operating profit margin” was defined as operating income divided by total operating revenues, and “pre-tax operating income” was defined as total operating revenue less total operating expenses determined on a consolidated basis.

Operating Profit Margin Objective. During both fiscal years 2006 and 2007, the CEO had the opportunity to earn compensation if the Company’s operating profit margin reached pre-specified goals. In fiscal year 2006 the CEO earned $1,500,000 because the Company’s operating profit margin was 32.3%, which was in excess of the 26.35% target for the fiscal year. If the operating profit margin had been below this amount, the CEO would have forfeited his right to such compensation.

In fiscal year 2007, this incentive structure was modified and placed on a graduated scale by the Compensation Committee to encourage the CEO to continue to expand operating profit margin even after an initial goal was reached. Under this structure, the CEO had the opportunity to receive the following amounts depending on the Company’s operating profit margin (rounded to the nearest whole percent) for the fiscal year:

2007 Operating Profit Margin %	Compensation Opportunity
less than 28%	$0
28% - 31%	$1,680,000
32% - 34%	$1,890,000
35% or greater	$2,100,000

The Company had an operating profit margin of 33.3% in fiscal year 2007.

Average Earnings Per Share and Pre-Tax Operating Income Objectives. Also during fiscal years 2006 and 2007, the CEO had the opportunity to earn compensation linked to the achievement of objectives based upon the combined average (rounded to the nearest whole percent) of the percentage growth of diluted earnings per share and the percentage growth of pre-tax operating income for such fiscal year when compared to the previous fiscal year. For fiscal year 2006, the percentage growth of earnings per share was adjusted to factor out the effects of a one-time repatriation of foreign-based earnings under the Jobs Act. For 2006 and 2007 the CEO had the opportunity to earn the following levels of compensation based upon the percentage growth achieved:

2006 Percentage Growth	Compensation Opportunity
less than 5%	$0
5% - 9%	$1,500,000
10% - 14%	$2,500,000
15% - 19%	$3,500,000
20% - 24%	$4,500,000
25% or greater	$5,500,000

2007 Percentage Growth	Compensation Opportunity
less than 5%	$0
5% - 9%	$980,000
10% - 14%	$2,450,000
15% - 22%	$3,920,000
23% or greater	$4,900,000

The Company had an average percentage growth of diluted earnings per share and percentage growth of pre-tax operating income of 28.3% at the end of fiscal year 2006 and 35.6% at the end of fiscal year 2007.

For the achievement of the Company financial goals described above and in consideration of his performance, the Compensation Committee awarded the CEO an aggregate of $7 million in fiscal year 2006 and $6,790,000 in fiscal year 2007. Such amounts were paid in the subsequent year and in keeping with the Company’s payment philosophy: the first $1 million was awarded 65% in cash and 35% in restricted stock, amounts in excess of $1 million up to $5 million were awarded 50% in cash and 50% in restricted stock and amounts over $5 million were awarded 100% in restricted stock. All such awards of restricted stock were subject to vesting over a period of three years from the date received.

Prior Long-Term Performance Incentives. In each of fiscal years 2004 and 2005, the Company established long-term incentive programs to ensure that the CEO remained focused on the Company’s longer term development. Under these prior programs, the CEO was granted 15,625 and 15,379 shares of performance-based restricted stock in fiscal years 2004 and 2005, respectively. Unlike the annual incentive grants, each of these awards vests in installments based upon the Company achieving increases in pre-tax operating income over a period of years.

Under the 2004 grant, if at the end of any of fiscal years 2005 – 2007, pre-tax operating income increased by the percentages listed below (versus fiscal year 2004), the following percentage of the total fiscal year 2004 shares awarded would vest:

Increase in Pre-Tax Operating Income	% of Total Grant Vested
> 15%	30%
> 32.25%	66 2/3%
> 52.09%	100%

Under the 2005 grant, if at the end of any of fiscal years 2006 – 2009, pre-tax operating income increased by the percentages listed below (versus fiscal year 2005), the following percentage of the total fiscal year 2005 shares awarded will vest:

Increase in Pre-Tax Operating Income	% of Total Grant Vested
> 15%	25%
> 32.25%	50%
> 52.09%	75%
> 74.9%	100%

Under both plans, if the specified performance goals are not achieved during the allotted time frame, the award is forfeited either in whole or in part (for those thresholds not achieved) at the end of the applicable performance-vesting period.

Based on pre-tax operating income growth during fiscal year 2005, the CEO had previously vested in the first two-thirds of the 2004 incentive award. In fiscal year 2006, the Company’s pre-tax operating income had increased 75.5% from fiscal year 2004 and as a result the final one-third of the fiscal year 2004 incentive award vested.

Under the 2005 incentive award, the CEO had previously vested in one-fourth of his award due to pre-tax operating income growth during fiscal year 2006. In fiscal year 2007, the Company’s pre-tax operating income had increased 60.5% from fiscal year 2005. Due to this achievement an additional 50% of the fiscal year 2005 incentive award vested. The remaining unvested 25% of the CEO’s 2005 award may vest as described above, if the final pre-tax operating income target is met within a future performance period.

Review. All of the award packages described above were reviewed by the Company’s independent third party consultant, who advised the Compensation Committee that they were reasonable, consistent with market practices, significantly performance based and aligned with Company objectives. The Compensation Committee believes that the CEO’s compensation package is reasonable and appropriate and that it is aligned with the interests of the Company’s stockholders.

Special Compensation. During its review of the CEO’s performance for fiscal year 2007, the Compensation Committee noted that the Company had produced a high level of total shareholder return. The Committee also recognized that in recent years the Company had consistently produced superior total shareholder returns when compared to relevant indices. In particular, the Committee noted that the Company’s total shareholder return for the prior five-year period ending September 30, 2007 was more than two times that of the S&P 500 and S&P 500 financials indices. In consideration of this strong performance, the Committee determined that a special compensation award was justified for the CEO. The Committee therefore granted the CEO a special cash award of $500,000 for fiscal year 2007 in recognition of this achievement.

Senior Executive Officer Compensation

Starting Point. Similar to its view on CEO’s compensation, the Compensation Committee believes that the majority of compensation received by the other named executive officers (excluding the CEO, the “Senior Executives”) should be directly linked to performance. The Committee therefore also limits the Senior Executives’ base salary opportunity and has structured the majority of their potential compensation around incentive grants.

In setting the Senior Executives’ incentive compensation, the Compensation Committee recognizes that each Senior Executive may be most able to directly influence the business unit for which he or she is responsible. The Committee therefore believes that it is appropriate to reward each Senior Executive for the achievement of objectives that are directly linked to the growth and development of their respective business unit. While such goals are inherently business unit based, overall they are designed to further the business objectives of the Company.

Objectives. Each year the Company conducts a review process in which goals are developed for each business unit by the CEO, the Senior Executive who leads the business unit and the Company’s business planning group. Due to their different business functions, each unit’s goals are specifically tailored and thus are not always easily comparable. However, each unit’s goals (and thus those of the responsible Senior Executive) typically contain a mix of investment management, sales, financial, customer service, technology and human resources objectives.

During fiscal year 2007, each of the Senior Executives focused on meeting objectives set for them at the beginning of the year. Descriptions of the material objectives set for and subsequently achieved by each of the Senior Executives are set forth below:

Vijay C. Advani, Executive Vice President, Global Advisor Services

Mr. Advani oversees retail marketing and distribution globally. In the past year, Mr. Advani and his business unit successfully completed an objective of increasing assets under management in strategic locations and product types. In particular Mr. Advani was directed to increase fixed income gross sales market share by approximately 1%. He exceeded this goal with fixed income market share gross sales increasing by 2%. In addition, Mr. Advani furthered the global growth platform and managed the growth of regional investment management operations globally, both objectives set earlier in the year.

Jennifer J. Bolt, Executive Vice President, Operations and Technology

Ms. Bolt oversees global operations in the transfer agency, investment management services, technology, e-business and the banking business units. In the past year, Ms. Bolt and her business unit were focused on increasing the efficiency of operations through process improvement, leverage of technology and global sourcing. In particular, Ms. Bolt was directed to identify and implement a second global sourcing site as an alternative to the Company’s India locations during fiscal year 2007. This goal was achieved with the selection, set up and initiation of the Poznan, Poland office in fiscal year 2007.

Kenneth A. Lewis, Executive Vice President, Chief Financial Officer and Treasurer

Mr. Lewis directs the finance division and oversees the financial performance of the organization. In the past year, Mr. Lewis was tasked with enhancing the Company’s capital management program. To fulfill this objective, Mr. Lewis increased the amount of cash used to repurchase shares from $986 million in 2006 to $1.3 billion in 2007, resulting in a decrease in average diluted shares outstanding of 3.7% or 9.6 million shares. Therefore, diluted earnings per share growth of 44.7% exceeded net income growth of 39.9%. Mr. Lewis also recommended a 25% increase in the cash dividends declared by the Company’s Board of Directors from $0.48 per common share in 2006 to $0.60 in 2007. The Company also repaid all of the $168 million of commercial paper outstanding at the end of fiscal year 2006, while cash and cash equivalents remained essentially unchanged in fiscal year 2007 and total current assets increased 9.8% to $5.5 billion, enhancing the Company’s financial flexibility. The Company’s shareholders enjoyed a 21.2% total return on common stock from September 29, 2006 through September 28, 2007.

William Y. Yun, President, Franklin Templeton Institutional

Mr. Yun oversees global institutional distribution and the portfolio advisors business units. For fiscal year 2007, Mr. Yun and his business unit were focused on building institutional assets and client relationships, and working with portfolio advisors to increase the Company’s market share. In particular, Mr. Yun was directed to increase global institutional assets under management. He achieved this goal by increasing institutional assets under management by approximately 26% from fiscal year 2006 to fiscal year 2007. This year, he was also successful in integrating Franklin Templeton products into both defined benefit and defined contribution platforms. Mr. Yun was further tasked with and successfully launched a new institutional client educational program for clients with contractual obligations in their investment management agreements.

Award Determinations. For fiscal year 2007, each Senior Executive was rewarded in relation to such executive’s performance in achieving his or her objectives. Twice a year the CEO, aided by the Company’s business planning group, evaluates each executive’s and his or her respective business unit’s progress in achieving its goals. In addition, the CEO works with the Company’s Human Resources Group to recommend the appropriate award amount for each Senior Executive based upon such performance. As a part of this process Human Resources conducts an analysis of competitive compensation by peer companies, compares previous year over year performance and compensation paid to the executive, and reviews third party executive compensation surveys related generally to the financial services industry and specifically to the asset management industry. In addition, the Human Resources Group prepares tally sheets which include cash, equity and other compensation paid to each Senior Executive in prior periods as well as an analysis of the total projected wealth accumulation for such executive over the next five years. Upon completion of this review process, management presents the performance evaluations to the Compensation Committee and the CEO makes a recommendation regarding the appropriate level of incentive compensation in relation to the objectives achieved.

The Compensation Committee reviews and discusses the evaluations, competitive compensation information, tally sheets and the compensation recommendations for each Senior Executive. Based upon this review, the Compensation Committee assesses the reasonableness of the compensation recommendations and sets each Senior Executive’s incentive compensation for the fiscal year. The amounts paid to the Company’s named executive officers appear in this Proxy Statement in the compensation tables under the heading “Executive Compensation.”

All grants of incentive compensation to the Senior Executives are made from the Company’s award pool for the year, as described previously. The Compensation Committee believes that limiting incentive grants to what is available under the award pool helps to assure that although grants are largely based on the achievement of individual and business unit objectives, the overall performance of the Company remains an important factor in deciding the level of incentive compensation available to an executive. In keeping with the Company’s compensation philosophy, payments of executive officer incentive compensation are made up of a combination of a cash bonus and restricted stock or restricted stock units. Restricted stock and restricted unit grants generally vest over a three-year period after grant. The Compensation Committee believes that requiring time-based vesting of equity incentive grants helps to align executives’ long-term interests with those of stockholders and aids in retention.

Future Incentive Compensation

2008 CEO Incentive Compensation. Looking ahead to potential incentive compensation for the Company’s Chief Executive Officer in fiscal year 2008, the Compensation Committee decided to continue its philosophy of linking the majority of the CEO’s potential compensation to the achievement of specified performance measures by the Company. Similar to the structure of fiscal year 2007 incentive compensation, the Committee set performance goals based upon the Company’s operating profit margin percentage and the combined average of the percentage growth of diluted earnings per share (“DEPS”) and pre-tax operating income when compared to the previous year (“PTOI”). The performance targets and potential compensation set by the Committee are included below:

2008 Operating Profit Margin %	Compensation Opportunity
less than 24%	$0
24% to < 28%	$1,680,000
28% to < 33%	$1,890,000
33% or greater	$2,100,000

2008, DEPS & PTOI Percentage Growth	Compensation Opportunity
less than 5%	$0
5% to < 10%	$980,000
10% to < 15%	$2,450,000
15% to < 20%	$3,920,000
20% or greater	$4,900,000

As with previous performance awards, the Committee retains its authority and discretion to reduce the CEO’s incentive based pay whether or not the Company achieves the financial performance goals set for it.

Supplemental CEO Long-Term Incentive Compensation. During its review of Company performance and incentive compensation for fiscal year 2007, the Compensation Committee reaffirmed its belief that the Company’s performance should not only be evaluated on an individual basis, but also in comparison to other companies in its industry. In order to incent the CEO to direct the Company to perform at a high level compared to other companies in its industry, the Committee determined that it was advisable to establish a supplemental long-term component to CEO compensation that was linked to such measures. The Committee has therefore established a new incentive program under which the Company’s average performance over the three-year period from fiscal year 2008 through fiscal year 2010 would be compared to peer companies for the following three measures: (i) net sales growth of U.S. retail open ended funds, (ii) net sales growth of international retail open ended funds, and (iii) Company mutual fund investment performance. The CEO’s total potential incentive compensation under these three measures is 24,639 shares of the Company’s common stock, subject to meeting the specified performance goals described below.

Under each of the net sales growth measures the CEO has the potential to earn the following compensation if the Company’s average performance at the end of fiscal year 2010 ranks within the following ranges when compared with its industry peer groups:

Net Sales Growth vs. Peers	Compensation Opportunity
less than 50 percentile	0 shares
50 to < 65 percentile	3,080 shares
65 to < 75 percentile	4,620 shares
75 percentile or greater	6,160 shares

Under the fund performance measure, the Company’s fund assets are evaluated on whether or not they fall within the top two quartiles of industry peer group fund asset rankings. More specifically if, at the end of fiscal year 2010, the percentage of the Company’s fund assets that fall within the top two quartiles is within the following ranges, the CEO has the potential to earn the following compensation:

Fund Performance vs. Peers	Compensation Opportunity
less than 60%	0 shares
60% to < 65%	6,160 shares
65% to < 75%	9,240 shares
75% or greater	12,319 shares

In evaluating performance with regard to each of these measures, the Company will use third-party information sources for industry peer group rankings. For Company mutual fund performance, data as reported by Morningstar, Lipper and MicroPal will be utilized. Peer data as provided by the Investment Company Institute will be used in evaluating U.S. sales flows, and Feri Rating & Research will be the data source for peer international sales flows.

2008 Senior Executive Incentive Compensation. For fiscal year 2008, the Compensation Committee determined that a portion of the Senior Executives’ compensation should also be directly linked to Company-wide performance measures.

The Committee found that while the business unit performance objectives set for individual Senior Executives were an important method in achieving improved overall Company performance, a more direct link between Company-wide performance and compensation would serve to ensure that such executives also remained attentive to the Company’s overall performance. The Committee therefore established performance targets (under the Company’s amended 2004 Key Executive Incentive Plan) for each Senior Executive that are identical to the CEO’s. These financial performance goals and key strategic objectives establish the maximum amount of funding, and also the maximum possible payout for the four Senior Executives for the fiscal year under this plan. The funding opportunity based on performance measures are as outlined below:

2008 Operating Profit Margin %	Compensation Opportunity %
less than 24%	No payout
24% to < 28%	80%
28% to < 33%	90%
33% or greater	100%

2008 DEPS & PTOI Percentage Growth	Compensation Opportunity %
less than 5%	No payout
5% to < 10%	20%
10% to < 15%	50%
15% to < 20%	80%
20% or greater	100%

The maximum dollar amount of the potential incentive compensation payable to each Senior Executive under each of these performance targets is indicated below:

Senior Executive	Operating Profit Margin %	EPS & PTOI % Growth
Vijay C. Advani	$720,000	$1,680,000
Jennifer J. Bolt	$420,000	$980,000
Kenneth A. Lewis	$420,000	$980,000
William Y. Yun	$420,000	$980,000

The Committee believes that these new Company-wide performance targets, combined with the continued use of individual objectives, will continue to incent the Senior Executives to provide superior performance to the Company.

Benefits and Perquisites

All executive officers are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most employees of the Company. Executive officers (other than those who hold 5% or more of the Company’s stock) are also eligible to participate in the ESIP on similar terms to the Company’s other employees. Under the ESIP a participant may elect to have 1% – 10% of his or her payroll deducted to purchase up to the lesser of $25,000 in value or 2,000 shares of the Company’s common stock at a specified price. In addition, executive officers may also participate in the Profit Sharing Plan. Similar to the Company’s other employees, up to 6% of an executive’s eligible compensation contributed to the Profit Sharing Plan is 50% matched by the Company. The Company’s Board of Directors reviews and approves all corporate contributions to the Profit Sharing Plan.

The Company provides certain perquisites to its executive officers it believes aids the executives in their execution of Company business. For example, occasional personal use of Company aircraft by the CEO and membership in airline clubs are provided to enable named executive officers to devote additional and efficient time to Company business when traveling. In addition, the Company sponsors memberships in social clubs and provides tickets to events to provide for the entertainment of clients and prospective clients. Perquisites and other benefits represent a small part of the Company’s overall compensation package. The Compensation Committee believes they are reasonable in amount and consistent with its overall compensation plan. For additional information on perquisites and other benefits please see the relevant compensation tables in this Proxy Statement which can be found under the heading “Executive Compensation.”

Termination/Change in Control Matters

Currently, the Company’s named executive officers are employed on an “at will” basis, without any written employment or severance agreements. Accordingly, the Company’s named executive officers are not entitled to any particular severance benefit upon termination of employment by the Company. The Company, however, may provide severance on a case-by-case basis in its discretion as approved by the Compensation Committee. In addition, the Company has not entered into any agreement with any named executive officer that provides for additional payments solely on account of a change in control of the Company. The Company’s only change in control provisions are found in existing compensation plans and apply to all participants in those plans.

Tax Considerations

In evaluating compensation program alternatives, the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Code. Section 162(m) limits to $1 million the amount that a publicly traded corporation, such as the Company, may deduct for compensation paid in any year to its chief executive officer or any other of its four most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the Company’s stockholders.

The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining competitive compensation. The Company expects that performance-based awards either in the form of cash or restricted stock should qualify for the performance-based compensation exception to Section 162(m). The Compensation Committee, however, believes that it is important for it to retain maximum flexibility in designing compensation programs that are in the best interests of the Company and its stockholders. Therefore, the Compensation Committee, while considering tax deductibility as a factor in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible if it believes that the compensation is commensurate with the performance of the covered employee.

Other Considerations

Stock Ownership Requirements. As discussed in greater detail under the heading “Corporate Governance—Stock Ownership Guidelines” in this Proxy Statement, the Board of Directors has adopted guidelines for the directors and certain senior officers of the Company concerning their ownership of the Company’s common stock. The ownership guidelines specify the minimum amount of shares that the directors and such officers should own. They are intended to further align the interests of the directors and such officers with the interests of the Company’s other stockholders and to strengthen the link between long-term Company performance and executive compensation.

Timing of Awards. The Compensation Committee’s general practice is to make award decisions for the previous fiscal year and review salaries of the Company’s executive officers in November. This time frame allows the Compensation Committee to review a full year of the executives’ performance as well as a full year of the Company’s performance, given that the Company’s fiscal year ends on September 30th and the press release containing the Company’s earnings for the year typically is released in late October.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by us under those statutes, the following report shall not be deemed to be “soliciting material,” or to be incorporated by reference into any prior filings or future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Respectfully Submitted:

Compensation Committee

Charles Crocker (Chairman)

Samuel H. Armacost

Joseph R. Hardiman

Thomas H. Kean

Summary Compensation Table (Fiscal Year 2007)

The following table provides compensation information for the Company’s named executive officers for the fiscal year ended September 30, 2007.

Name and Principal Position	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation		All Other Compensation ($)(5)	Total ($)
Gregory E. Johnson President and Chief Executive Officer	$780,132	$500,000	$3,135,040	$2,650,000	(3)	$61,126	$7,126,298

Kenneth A. Lewis Executive Vice President, Chief Financial Officer and Treasurer	$396,111	$675,000	$116,093	$—		$20,777	$1,207,981

Vijay C. Advani Executive Vice President, Global Advisor Services	$525,000	$1,500,000	$628,266	$—		$53,514	$2,706,780

Jennifer J. Bolt Executive Vice President, Operations and Technology	$450,000	$950,000	$362,551	$—		$38,691	$1,801,242

William Y. Yun Executive Vice President, Institutional	$525,000	$900,000	$358,731	$—		$55,110	$1,838,841

James R. Baio Former Executive Vice President, Chief Financial Officer and Treasurer (4)	$26,563	$—	$—	$—		$43,232	$69,795

(1)	Represents the cash portion of the bonus awarded under the Company’s Annual Incentive Compensation Plan, a discretionary performance-based award made at the end of each fiscal year. For Mr. Lewis, an additional $25,000 is included as part of the second installment of a special bonus in connection with the sale of a former subsidiary. This bonus was earned prior to Mr. Lewis’ appointment as Chief Financial Officer and was paid in May of 2007.
(2)	Stock award values represent the portion of prior years’ stock grants expensed in accordance with the requirements of FAS 123R (but disregarding estimates for forfeitures, if any) for fiscal year 2007. Additional information is set forth in the “Grants of Plan-Based Awards” table below. See “Note 16—Stock-Based Compensation” in the Company’s Annual Report on Form 10-K for fiscal year 2007 filed with the Securities and Exchange Commission on November 29, 2007 for further details.
(3)	Represents the cash portion of the award made to Mr. Gregory E. Johnson under the Company’s 2004 KEIP for fiscal year 2007. This award is granted partially in cash and partially in shares of the Company’s restricted common stock. The first $1 million awarded consists of 65% cash and 35% restricted stock, amounts awarded in excess of $1 million up to $5 million consist of 50% cash and 50% restricted stock and amounts awarded over $5 million consist solely of restricted stock. See “Grants of Plan-Based Awards (Fiscal Year 2007)” below for total award value.
(4)	Mr. Baio resigned from his positions with the Company on October 20, 2006. Amounts paid were pro-rated for the actual term of his employment during fiscal year 2007.

(5)	All Other Compensation consists of the following:

All Other Compensation

	Gregory E. Johnson	Kenneth A. Lewis	Vijay C. Advani	Jennifer J. Bolt	William Y. Yun	James R. Baio
Club Dues	$—	$1,050	$—	$650	$1,596	$—
Personal Use of Corporate Condominium (a)	$137	$—	$—	$109	$—	$—
Personal Use of Company Aircraft (b)	$49,570	$—	$—	$12,164	$—	$—
Vacation Payout (c)	$—	$—	$—	$—	$—	$43,100
Amounts Reimbursed for the Payment of Taxes (d)	$—	$—	$—	$8,019	$—	$—
Company Benefits (e)	$—	$8,309	$42,095	$6,600	$42,095	$—
Profit Sharing Plan (f)	$10,155	$10,155	$10,155	$10,155	$10,155	$—
Company Paid Insurance (g)	$1,264	$1,263	$1,264	$994	$1,264	$132
TOTAL (h)	$61,126	$20,777	$53,514	$38,691	$55,110	$43,232

(a)	Represents the incremental cost of personal use of Company-owned properties during fiscal year 2007 based on the annual incremental cost to the Company of the property pro-rated by the number of days of use.
(b)	The aggregate incremental cost of personal use of Company aircraft is calculated using the rate per nautical mile for each personal flight, published twice per year by Conklin & de Decker Associates, Inc. for each type of Company aircraft. The amounts set forth above for a particular fiscal year are based on the published rate at the time of the personal flight use. These rates are used by a variety of corporate aviation operators for cost and budget estimation purposes. The rates include the estimated variable costs of operating aircraft, including fuel, labor and parts for most scheduled maintenance, engine, propeller and auxiliary power unit overhaul cost and parts repair and replacement costs, landing fees and expenses, supplies and catering and crew costs excluding salaries, benefits and fixed costs. The rates do not include the cost of periodic aircraft refurbishment, hangar costs, dues, subscriptions, weather and navigation services or the cost of insurance and administrative services. The rates also do not include depreciation or any tax benefit reductions due to personal use. The aggregate incremental costs in the table includes the cost of all nautical miles flown for positioning flights necessary to accomplish a personal flight and to return the aircraft to its next scheduled location, but do not include a charge for personal use by Company employees when the principal purpose of the flight was business related.
(c)	Represents accrued and unused vacation paid out to Mr. Baio upon his resignation from the Company.
(d)	The amounts reflect reimbursement for payment of taxes related to travel costs incurred in fiscal year 2006 and paid in fiscal year 2007.
(e)	Consists of matching grants and purchase discounts under the ESIP and matching amounts contributed to the Profit Sharing Plan. Under the Profit Sharing Plan, the Company makes a matching contribution equal to 50% of each eligible participant’s salary deferrals, subject to certain limitations and requirements as set forth in the Profit Sharing Plan. Additionally, under the terms of the Profit Sharing Plan, the Company may make a discretionary profit sharing contribution to eligible participants. See footnote (f) below.
(f)	Represents the Company’s profit sharing contributions approved by the Company’s Board of Directors under the Profit Sharing Plan. See footnote (e) above.
(g)	Represents premium payments by the Company for group term life, supplemental life insurance and accidental death and dismemberment insurance.
(h)	In addition, from time to time executives may use Company-owned tickets to attend cultural or sporting events which does not result in any incremental cost to the Company.

Grants of Plan-Based Awards (Fiscal Year 2007)

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended September 30, 2007.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards(1)
		Threshold ($)	Target ($)		Maximum ($)		Threshold ($)	Target ($)		Maximum ($)
Gregory E. Johnson	12/20/06	—	$2,650,000	(2)(4)	$2,650,000	(2)(4)	—	$3,160,000	(2)(4)(5)	$4,350,000	(2)(4)(5)	—		—
President and Chief Executive Officer	11/21/06	—	—		—		—	—		—		40,141	(6)	$4,350,080	(6)
Kenneth A. Lewis	11/2/06	—	—		—		—	—		—		1,115	(3)(7)	$122,594
Executive Vice President, Chief Financial Officer and Treasurer
Vijay C. Advani	11/2/06	—	—		—		—	—		—		7,049	(3)(7)	$775,038
Executive Vice President, Global Advisor Services
Jennifer J. Bolt	11/2/06	—	—		—		—	—		—		4,093	(3)(7)	$450,025
Executive Vice President, Operations and Technology
William Y. Yun	11/2/06	—	—		—		—	—		—		3,411	(3)(7)	$375,039
Executive Vice President, Institutional
James R. Baio	—	—	—		—		—	—		—		—		$—
Former Executive Vice President, Chief Financial Officer and Treasurer (8)

(1)	Determined pursuant to FAS 123R.
(2)	Represents awards under the 2004 KEIP.
(3)	Represents awards under the Annual Incentive Plan.
(4)	On December 20, 2006, the Compensation Committee established a maximum individual target award of $7,000,000 for fiscal year 2007 for Mr. Gregory E. Johnson, subject to the satisfaction of certain performance targets established by the Compensation Committee. The first $1 million awarded consists of 65% cash and 35% restricted stock, amounts awarded in excess of $1 million up to $5 million consist of 50% cash and 50% restricted stock and amounts awarded over $5 million consist solely of restricted stock. See “Chief Executive Officer’s Compensation” in “Compensation Discussion and Analysis” above for a description of Mr. Gregory E. Johnson’s grant.
(5)	The number of shares issued will be equal to the dollar amounts shown divided by the closing price on the NYSE of the Company’s common stock on the issuance date.
(6)	The 40,141 shares of restricted common stock represent shares granted to Mr. Gregory E. Johnson under the 2004 KEIP on November 21, 2006 upon the satisfaction of certain performance targets established by the Compensation Committee in December 2005 for fiscal year 2006. See “Chief Executive Officer’s Compensation” in “Compensation Discussion and Analysis” above for a description of Mr. Gregory E. Johnson’s grant.
(7)	Includes restricted stock awards granted on November 2, 2006 by the Compensation Committee under the 2002 Stock Plan. The awards were earned in fiscal year 2006 and granted in fiscal year 2007. The number of shares was determined by dividing the award value by the closing price of the Company’s common stock on November 2, 2006, the date of grant, rounded up to the nearest whole share. One-third of these restricted stock awards vested on August 31, 2007; the remaining shares will vest in equal portions on August 29, 2008 and August 31, 2009.
(8)	Mr. Baio resigned from his positions with the Company on October 20, 2006.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table presents information concerning the number and value of option and stock awards held by the named executive officers as of end of the fiscal year ended September 30, 2007.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gregory E. Johnson	78,715	$33.50	12/15/10	—	$—	46,342	$5,908,605
President and Chief	102,972	$36.30	11/19/11
Executive Officer	102,972	$34.77	12/14/12
	46,337	$47.57	11/11/13

Kenneth A. Lewis	4,000	$31.95	11/09/12	1,069	$136,298	—	$—
Executive Vice President,	3,431	$47.57	11/11/13
Chief Financial Officer and Treasurer

Vijay C. Advani Executive Vice President, Global Advisor Services	—			10,688	$1,362,720	—	$—

Jennifer J. Bolt	20,594	$37.27	11/16/10	7,058	$899,895	—	$—
Executive Vice President,	5,613	$36.42	9/30/08
Operations and Technology	9,347	$33.50	12/15/10
	30,891	$36.30	11/19/11
	20,594	$31.95	11/09/12
	18,020	$47.57	11/11/13

William Y. Yun	—			6,865	$875,288	—	$—
Executive Vice President, Institutional

James R. Baio Former Executive Vice President, Chief Financial Officer and Treasurer	—			—	$—	—	$—

(1)	Options shown in this column are vested.
(2)	Calculated by multiplying unvested shares by $127.50, the closing price of the Company’s common stock on September 28, 2007, the last business day of fiscal year 2007.

(3)	The following table sets forth the vesting date, grant year and number of shares vesting for each of the named executive officers.

Name	Vest Date	Grant Year	Shares
Gregory E. Johnson	11/5/2007	2005	7,690	(a)
	8/29/2008	2006	13,380
	9/30/2008	2005	8,047
	8/31/2009	2006	13,380
	12/27/2009	2005	3,845	(a)

Kenneth A. Lewis	8/29/2008	2006	372
	9/30/2008	2005	326
	8/31/2009	2006	371

Vijay C. Advani	8/29/2008	2006	2,350
	9/30/2008	2005	1,643
	9/30/2008	2005	2,703
	8/31/2009	2006	2,349
	9/30/2009	2005	1,643

Jennifer J. Bolt	8/29/2008	2006	1,364
	9/30/2008	2005	1,643
	9/30/2008	2005	1,044
	8/31/2009	2006	1,364
	9/30/2009	2005	1,643

William Y. Yun	8/29/2008	2006	1,137
	9/30/2008	2005	1,643
	9/30/2008	2005	1,305
	8/31/2009	2006	1,137
	9/30/2009	2005	1,643

(a)	Receipt of these shares is subject to the achievement by Mr. Gregory E. Johnson of performance criteria. See “Chief Executive Officer’s Compensation” in “Compensation Discussion and Analysis” above for a description of the terms of such grants.

Option Exercises and Stock Vested (Fiscal Year 2007)

The following table presents information regarding stock option exercises and stock awards vesting for our named executive officers during the fiscal year ended September 30, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gregory E. Johnson President and Chief Executive Officer	50,000	$5,015,960	42,938	$5,399,857

Kenneth A. Lewis Executive Vice President, Chief Financial Officer and Treasurer	—	$—	2,501	$312,088

Vijay C. Advani Executive Vice President, Global Advisor Services	8,581	$554,639	13,315	$1,686,759

Jennifer J. Bolt Executive Vice President, Operations and Technology	13,830	$1,340,353	8,639	$1,086,364

William Y. Yun Executive Vice President, Institutional	20,603	$1,432,175	9,299	$1,169,540

James R. Baio Former Executive Vice President, Chief Financial Officer and Treasurer	26,553	$1,903,682	—	$—

(1)	The values of each stock option exercise is calculated by subtracting the fair market value of the Company’s common stock on the date of exercise from the exercise price of the stock option award and multiplying that resulting number by the number of shares that were exercised under such option award.
(2)	The value of each stock award is calculated by multiplying the fair market value of the Company’s common stock on the vesting date by the number of shares that vested.

Potential Payments Upon Termination or Change in Control

The Company has not provided the named executive officers with agreements providing for severance payments, medical or insurance benefits or any other perquisites after their employment with the Company has ended or following a change in control.

As described under “Compensation Discussion and Analysis” in this Proxy Statement, the Named Executive Officers typically receive grants of incentive awards payable in the form of cash under the Company’s 2004 KEIP or the Annual Incentive Plan and restricted stock under the Company’s 2002 Stock Plan. Except as set forth below or as otherwise determined by the Compensation Committee, awards made to a named executive officer under such plans are forfeited upon voluntary or involuntary termination of executive’s employment with the Company. In any event, the Compensation Committee, in its sole discretion, may pay, eliminate or reduce the awards payable under the KEIP or the Annual Incentive Plan.

Amended and Restated Annual Incentive Compensation Plan

In the event the employment of a participant under the Annual Incentive Plan terminates due to death or permanent disability, such participant is generally entitled to receive a single pro-rata cash payment of unvested awards under the plan based upon time served during the relevant performance period. If a participant’s employment terminates due to retirement, such participant may, at the discretion of the Compensation Committee, receive a single pro-rata cash payment of unvested awards based upon time served during the relevant performance period. To be eligible to receive a pro-rata payment upon retirement from the Company, the participant must retire after reaching age fifty-five and have at least ten years of service with the Company. The Annual Incentive Plan does not expressly provide for any change-in-control payments, however, the Compensation Committee has the discretion to make awards under the plan in the event of a change in control.

Under the Annual Incentive Plan, involuntary termination of employment includes employment that is terminated by the Company as a result of the Company’s dissatisfaction with the job-related activities of the employee or conviction of the employee of a felony. No payments would be made in either of these events. For involuntary termination for any other reason, such as job elimination, the Compensation Committee, in its sole discretion, may (i) pay the participant a pro-rated incentive award based upon performance during the plan year to the date of termination or (ii) pay the participant’s full award under the plan (or any greater amount).

Key Executive Incentive Compensation Plan

If the employment of a participant in the 2004 KEIP terminates due to death, permanent disability or retirement, such participant is generally entitled to receive payment of any unvested awards under the plan. In addition, if a participant terminates employment with the Company for any reason other than death, permanent disability or retirement, such participant’s unvested awards are generally required to be reduced proportionately based on the date of termination. To be eligible to receive a pro-rata payment upon retirement from the Company, the participant must retire after reaching age fifty-five and have at least ten years of service with the Company. To be eligible for awards in the event of permanent disability, the executive must be eligible for payments under the Company’s long-term disability insurance policy.

The 2004 KEIP does not expressly provide for any change-in-control payments, however, the Compensation Committee has the discretion to make awards under the plan in the event of a change in control.

2002 Stock Plan

Pursuant to the terms of the Company’s 2002 Stock Plan and applicable award agreements, any options that are exercisable by a named executive officer will remain exercisable for a period of (i) 180 days after termination of employment due to the death or permanent disability of the executive, and (ii) 90 days after termination of such executive’s employment for any other reason; provided that in no case will the option remain exercisable later than its expiration date.

Pursuant to the terms of the 2002 Stock Plan, a change in control of the Company means a proposed dissolution or liquidation of the Company or a merger or corporate combination (a “Transaction”) in which the successor corporation does not agree to assume the award or substitute an equivalent award. The Compensation Committee must notify participants of such treatment no later than ten days prior to such proposed Transaction. To the extent not previously exercised, option grants and awards terminate immediately prior to the consummation of such proposed Transaction.

Compensation Committee Policy & Practice

Notwithstanding the discussion above, pursuant to the terms of the 2004 KEIP and the Annual Incentive Plan, the Compensation Committee, in its sole discretion, may eliminate or reduce any unvested awards otherwise payable to a participant following termination of employment. In addition, the Compensation Committee has the authority to pay the full award amount to a participant whose award would have otherwise been reduced or forfeited following termination of employment or a change in control. The Compensation Committee also has the discretion under the 2002 Stock Plan to determine the terms, conditions, performance criteria, restrictions, and other provisions of awards made under the 2002 Stock Plan.

As a general policy matter, the Compensation Committee limits the payment of unvested awards under the 2004 KEIP, the Annual Incentive Plan and the 2002 Stock Plan following a participant’s termination of employment or upon a change in control. Payments for unvested awards, if any, made to the named executive officers upon the termination of employment or upon a change in control are determined on a case-by-case basis by the Compensation Committee.

Estimated Payments Upon Termination

Due to the Compensation Committee’s general policy of limiting payments to the named executive officers following termination of employment and its authority to reduce or increase the payments otherwise available under such awards, the amounts payable to the named executive officers following termination of employment are not determinable.

The following table sets forth a range of the potential compensation that could become payable under the 2004 KEIP and the Annual Incentive Plan if a named executive officer’s employment had terminated on September 30, 2007. The amounts provided are based upon the named executive officer’s compensation and service levels as of September 30, 2007 such date and, if applicable, based on the closing price of the Company’s common stock on that date.

Name	Death or Permanent Disability(1)(2)	Voluntary Termination(3)(4)	Involuntary Termination(3)(5)	Retirement(1)(6)
Gregory E. Johnson President and Chief Executive Officer	$0 - $8,558,605	$0 - $2,650,000	$0 - $2,650,000	$0 - $8,558,605

Kenneth A. Lewis Executive Vice President, Chief Financial Officer and Treasurer	$0 - $363,798	$0 - $227,500	$0 - $227,500	$0 - $363,798

Vijay C. Advani Executive Vice President, Global Advisor Services	$0 - $2,437,420	$0 - $1,075,000	$0 - $1,075,000	$0 - $2,437,420

Jennifer J. Bolt Executive Vice President, Operations and Technology	$0 -$1,649,895	$0 - $750,000	$0 - $750,000	$0 - $1,649,895

William Y. Yun Executive Vice President, Institutional	$0 - $ 1,550,288	$0 - $675,000	$0 - $675,000	$0 - $1,550,288

James R. Baio (7) Former Executive Vice President, Chief Financial Officer and Treasurer	N/A	N/A	N/A	N/A

(1)	Amounts included in this column range from $0 to a maximum payment which is based on the executive’s fiscal year 2006 cash bonus, plus the cash value of the executive’s unvested stock awards listed under the column “Stock Awards” in the “Outstanding Equity Awards at 2007 Fiscal Year-End” table above, as determined in the discretion of the Compensation Committee. The value of unvested stock awards is based on the closing price of the Company’s common stock on September 28, 2007, the last business day of fiscal year 2007.
(2)	Permanent Disability means that the executive is eligible for payments under the Company’s long-term permanent disability insurance policy.
(3)	Amounts included in this column range from $0 to a maximum payment which is based on the executive’s fiscal year 2006 cash bonus, as determined in the discretion of the Compensation Committee.
(4)	Under the Annual Incentive Plan, Voluntary Termination of employment generally means that an executive voluntarily resigned from employment at the Company.
(5)	Under the Annual Incentive Plan, involuntary termination of employment includes employment that is terminated by the Company as a result of the Company’s dissatisfaction with the job-related activities of the employee or conviction of the employee of a felony. No payments would be made in either of these events. For involuntary termination for any other reason, such as job elimination, the Compensation Committee, in its sole discretion, may (i) pay the participant a pro-rated incentive award based upon performance during the plan year to the date of termination or (ii) pay the participant’s full award under the plan (or any greater amount).
(6)	A person has retired if such person terminates employment with the Company after reaching age fifty-five (55) with at least ten (10) years of service to the Company. See footnote (1) above for the basis of the amounts in this column.
(7)	Mr. James R. Baio resigned from his positions with the Company on October 20, 2006.

Estimated Payments Upon a Change in Control

None of the named executive officers have agreements which provide for payments upon a change in control of the Company. However, under the Company’s 2002 Stock Plan the Compensation Committee has the discretion to make a determination as to the equitable treatment of awards upon a change in control. The Compensation Committee may, at its discretion, make cash awards under the 2004 KEIP and the Annual Incentive Plan and awards of restricted stock under the 2002 Stock Plan following a change in control. The following table sets forth an estimate of the potential compensation that would become payable under the 2002 Stock Plan, the 2004 KEIP and the Annual Incentive Plan upon a change-in-control of the Company. A change-in-control of the Company is deemed to have occurred upon the occurrence of a Transaction as defined in the 2002 Stock Plan and specified above. The amounts provided are based upon the named executive officer’s compensation and service levels as of September 30, 2007, and if applicable, based on the closing price of the Company’s common stock on that date.

Name	Cash (1)	Unvested Value of Restricted Stock(2)	Total

Gregory E. Johnson President and Chief Executive Officer	$0 –$2,650,000	$0 –$5,908,000	$0 –$8,558,605

Kenneth A. Lewis Executive Vice President, Chief Financial Officer and Treasurer	$0 – $227,500	$0 – $136,298	$0 – $363,798

Vijay C. Advani Executive Vice President, Global Advisor Services	$0 –$1,075,000	$0 – $1,362,720	$0 –$2,437,420

Jennifer J. Bolt Executive Vice President, Operations and Technology	$0 – $750,000	$0 – $899,895	$0 –$1,649,895

William Y. Yun Executive Vice President, Institutional	$0 – $675,000	$0 – $875,288	$0 –$1,550,288

James R. Baio (3) Former Executive Vice President, Chief Financial Officer and Treasurer	N/A	N/A	N/A

(1)	Amounts included in this column range from $0 to a maximum payment which is based on the executive’s fiscal year 2006 cash bonus.
(2)	Amounts included in this column range from $0 to a maximum payment which is based on the cash value of the executive’s unvested stock awards listed under the column “Stock Awards” in the “Outstanding Equity Awards at 2007 Fiscal Year-End” table above and determined at the discretion of the Compensation Committee. The amounts are based on the closing price of the Company’s common stock on September 28, 2007, the last business day of fiscal year 2007.
(3)	Mr. Baio resigned from his positions with the Company on October 20, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2007, the following directors served as members of the Compensation Committee: Messrs. Crocker, Armacost, Hardiman and Kean. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2007, and no member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries or was a party to any disclosable related party transaction involving the Company. During fiscal year 2007, none of the executive officers of the Company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate filings made by us under those statutes, the following report shall not be deemed to be “soliciting material,” or to be incorporated by reference into any prior filings or future filings made by the Company under those statutes.

REPORT OF THE AUDIT COMMITTEE

MEMBERSHIP AND ROLE OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Franklin Resources, Inc. (the “Company”) consists of Chutta Ratnathicam (Chairman), Charles Crocker, Laura Stein and Louis E. Woodworth. Each of the members of the Audit Committee is independent as defined under the New York Stock Exchange listing standards and applicable law. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor. The Audit Committee’s function is more fully described in the written charter, which is attached as Appendix A to this Proxy Statement and posted in the corporate governance section of the Company’s website.

REVIEW OF THE COMPANY’S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2007

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2007 with the Company’s management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has also received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Members of the Audit Committee:

Chutta Ratnathicam (Chairman)

Charles Crocker

Laura Stein

Louis E. Woodworth

FEES PAID TO INDEPENDEN T REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board, with the ratification of the stockholders, engaged PricewaterhouseCoopers LLP (“PwC”) to perform an annual audit of the Company’s consolidated financial statements for fiscal year 2007.

The following table sets forth the approximate aggregate fees billed or expected to be billed to the Company by PwC for fiscal years 2007 and 2006 for the audit of the Company’s annual consolidated financial statements and for other services rendered by PwC.

	FISCAL YEAR
	2007	2006
	(in thousands)
Audit Fees (a)	$5,030	$4,480
Audit-Related Fees (b)	$1,140	$750
Tax Fees (c)	$95	$480
All Other Fees (d)	$125	$90

TOTAL FEES	$6,390	$5,800

(a)	The 2007 Audit Fees amount includes approximately $285,000 of fees related to fiscal year 2006 that were approved and billed in fiscal year 2007.
(b)	Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. Such services related primarily to internal control examinations pursuant to the Statement of Auditing Standards No. 70, consultation concerning financial accounting and reporting standards, attestation services, due diligence services and audits of employee benefit plans.
(c)	Tax Fees consist of tax return preparation, tax compliance, tax advice and tax planning services, including assistance with tax appeals (to the extent permitted). For fiscal year 2007, tax return preparation and tax compliance services represented approximately $89,600 of the total amount of Tax Fees.
(d)	All Other Fees consist principally of services rendered in connection with assistance in regulatory reporting in various jurisdictions and repatriation consulting.

Note: For fiscal year 2007, 2.21% of the fees for services described under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee pursuant to the pre-approval waiver requirements under 17 CFR 210.2-01(c)(7)(i)(C), of which 0.37% represented Tax Fees and 1.84% represented All Other Fees.

PRE-APPROVAL PROCESS AND POLICY

The audit and non-audit services provided to the Company and its subsidiaries by PwC, the independent auditors, during fiscal year 2007 were pre-approved by the Audit Committee. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by PwC. This policy describes the permitted audit, audit-related, tax and other services that the independent auditors may perform.

Any requests for audit, audit-related, tax and other services must initially be submitted to the Company’s CFO. Any requests preliminarily approved by the CFO are then submitted to the Audit Committee for final pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings up to a designated approval amount, which amount for fiscal year 2008 is $50,000 (the “Chairman Approval Amount”), has been delegated to the Chairman of the Audit Committee. The decision of the Chairman to grant specific pre-approval of a service shall be presented to the Audit Committee at its scheduled meetings. If the estimated fees for proposed services exceed the Chairman Approval Amount, specific pre-approval by the entire Audit Committee is required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2007, Franklin Templeton Bank & Trust, F.S.B. and various bank related subsidiaries of Fiduciary Trust, a subsidiary of the Company, entered into various transactions in the ordinary course of their business with certain directors and executive officers of the Company and members of their immediate families. Additionally, Fiduciary Trust provided certain services to individual directors and/or members of their families. The transactions and services involved loans, deposits and sales of commercial paper, certificates of deposit and other money market instruments and certain other banking transactions as well as trustee and investment management services. As transactions and services made or entered into in the ordinary course of business, all such transactions and services were made or provided on substantially the same terms, including fees, interest rates and collateral, that prevailed at the time for comparable transactions or services with other third parties in arms-length relationships and did not involve more than the normal risk of collectability or present other unfavorable features.

In fiscal year 2007, Mr. Charles B. Johnson, Chairman of the Board and a director of the Company, who, among other family relationships, is the father of Mr. Gregory E. Johnson, President and Chief Executive Officer and a director of the Company, and Ms. Bolt, Executive Vice President—Operations and Technology of the Company, was paid a base salary of $594,330 and did not receive a cash bonus. Mr. Charles B. Johnson’s base salary for fiscal year 2008 is $594,330.

In fiscal year 2007, Mr. Rupert H. Johnson, Jr., a Vice Chairman and a director of the Company, who, among other family relationships, is the brother of Mr. Charles B. Johnson, Chairman of the Board, was paid a base salary of $532,397 and did not receive a cash bonus. Mr. Rupert H. Johnson, Jr.’s base salary for fiscal year 2008 is $532,397.

In fiscal year 2007, David A. Lewis, Sr., a senior trader for Franklin Templeton Services, LLC, a subsidiary of the Company, and the brother of Mr. Kenneth A. Lewis, an Executive Vice President, Chief Financial Officer and Treasurer of the Company, was paid $238,833, which included a cash bonus of $113,750. Mr. D. Lewis also received 504 shares of restricted stock. Mr. D. Lewis’s base salary for fiscal year 2008 is $152,500.

Messrs. Charles B. Johnson, Rupert H. Johnson, Jr. and David A. Lewis are entitled to receive medical, life and disability insurance coverage and other benefits available generally to employees of the Company and/or its subsidiaries.

Share Repurchases. Under a stock repurchase program authorized by the Board, the Company can repurchase shares of its common stock from time to time on the open market and in private transactions in accordance with applicable securities laws. Pursuant to this stock repurchase program, the Company repurchased shares of the Company’s common stock from, among others, certain directors, executive officers and greater than five percent (5%) beneficial owners of the Company’s common stock, and certain members of the immediate family of the foregoing persons, during fiscal year 2007. The price per share paid by the Company for repurchases is generally the average of the high and low price of the Company’s common stock on the NYSE on the repurchase date. However, for shares repurchased in connection with the payment of taxes on vesting shares and matching grants under the ESIP, the repurchase price is the closing price on the NYSE on the date of the transaction. Between October 1, 2006 and December 4, 2007, the Company repurchased shares of common stock from the persons listed below for the aggregate consideration listed below. The following chart provides detailed information regarding such repurchases.

Name and Title	Number of Shares Repurchased	Aggregate Consideration
Charles B. Johnson, Chairman of the Board and Director	400,000	$50,749,000
Harmon E. Burns, Former Vice Chairman and Director	100,000	$11,422,500
IRA of Rupert H. Johnson, Jr., Vice Chairman and Director	100,000	$11,422,500
IRA of Louis E. Woodworth, Director	25,000	$2,855,625
Vijay C. Advani, Executive Vice President, Global Advisor Services	4,906	$620,876
Penelope S. Alexander, Vice President, Human Resources—US	1,221	$151,008
Norman R. Frisbie, Jr., Senior Vice President and Chief Administrative Officer	2,031	$253,134
Holly E. Gibson, Vice President, Corporate Communications	757	$93,165
Barbara J. Green, Former Vice President, Deputy General Counsel and Secretary	129	$14,827
Donna S. Ikeda, Vice President, Human Resources—International	1,490	$183,754
Leslie M. Kratter, Senior Vice President and Assistant Secretary	2,461	$310,725
Kenneth A. Lewis, Executive Vice President, Chief Financial Officer and Treasurer	1,044	$129,420
John M. Lusk, Executive Vice President—Portfolio Operations	2,378	$297,948
Murray L. Simpson, Executive Vice President	1,120	$138,342
Craig S. Tyle, Executive Vice President and General Counsel	2,630	$336,461
William Y. Yun, Executive Vice President—Institutional	4,533	$571,526

In order to pay taxes due in connection with the vesting of employee and executive officer restricted stock and restricted stock unit awards under the 2002 Stock Plan and matching grants under the ESIP, the Company uses a net stock issuance method, equivalent to a stock repurchase program, to pay such taxes.

Management and Use of Aircraft. A subsidiary of the Company has an agreement with AC Travel, LLC (“AC Travel”), an entity owned and controlled by Charles B. Johnson, Chairman of the Board and a director of the Company, to manage the operations of a Gulfstream III aircraft (the “Aircraft”) owned by AC Travel. Under the management agreement, the subsidiary: (a) provides consulting and management services for the operations of the Aircraft; (b) assists in the arrangement for the utilization of the Aircraft for charter activities; (c) provides flight crew personnel, including coordinating training of such personnel; (d) arranges for Aircraft maintenance; and (e) arranges for insurance and a hanger for Aircraft storage and also provides other administrative services. The initial term of the agreement was one year, with automatic one-year renewals thereafter, subject to cancellation by either party. Our subsidiary receives a monthly management fee of $10,000, and all expenses in connection with the Aircraft are either reimbursed or passed through to, and paid by, AC Travel.

From time to time, the Company has chartered the Aircraft from an independent charter company with whom AC Travel has an arrangement to provide charter services utilizing the Aircraft for use by the general public. Fees paid by the Company for such charter services are comparable to those paid by the general public. During fiscal year 2007, $396,278 was paid for such services by the Company.

The aggregate incremental cost of personal use of Company aircraft by Charles B. Johnson was $369,763 for fiscal year 2006 and $193,998 for fiscal year 2007, based upon a rate per nautical mile of personal use as generally used by corporate aviation operators for cost and budget estimation purposes as published from time to time by Conklin & de Decker Associates, Inc. for each particular aircraft type utilized by the Company.

Office Lease. The Company has an office lease with Tano Capital, LLC (“Tano”), a company owned by Charles E. Johnson, the son of Mr. Charles B. Johnson, which includes the following terms: (i) the lease of approximately 5,360 square feet of office space owned by the Company in San Mateo, California; (ii) an initial term ending October 31, 2009, with a right to extend for two additional one-year periods; (iii) a lease rate of $5,329.10 per month increasing to $12,697.84 per month following the completion of certain leasehold improvements on November 1, 2006, increasing by 3% as of the 25th month and an additional 3% each year during extension beyond the initial term; (iv) a guaranty by Mr. Charles E. Johnson; (v) office and work station furniture to be provided by the Company; and (vi) the Company will reimburse Tano a pro rata portion of its incurred build out costs if the lease is terminated prior to October 31, 2011. The Company obtained information from independent real estate professionals setting forth market lease rates for comparable office space in San Mateo, California in connection with entering into this lease. The Company believes that the lease represents a fair market rental value for the space being leased.

As of September 26, 2007, the Company entered into a First Amendment to Office Lease with Tano. Pursuant to this amendment, the leased premises were expanded from 5,360 rentable square feet to 5,495 rentable square feet at a monthly rental payment of $12,638.50 effective as of October 1, 2007.

Joint Venture. On June 6, 2007, Darby Overseas Investment, Inc., a wholly owned subsidiary of the Company, entered into a Cooperation Framework Agreement with Tano and the Tianjin Municipal People’s Government. Pursuant to the agreement, each party agreed to provide one third of the capital of a new investment company. On September 27, 2007 the parties entered into additional agreements concerning the structure and management of this entity. Pursuant to these agreements, the Company made an initial investment in the new investment company of 3,333,400 RMB (or approximately $451,000 US dollars).

RELATED PERSON TRANSACTION POLICY

Related Person Transaction Policy. The Board of Directors has adopted a Related Person Transaction Policy (“Related Transaction Policy”) to address the reporting, review, approval and ratification of related person transactions. Related persons include the Company’s executive officers, directors and director nominees, holders of more than five percent (5%) of a class of the Company’s voting securities, and immediate family members of the foregoing persons. A “related person transaction” means a transaction or series of transactions in which the Company participates and a related person has a direct or indirect interest. Examples include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees. Transactions with related persons which are for Company business purposes, compensation of directors approved by the Board and compensation arrangements approved by the Compensation Committee are not considered related person transactions. All related person transactions are required to be reported to the Audit Committee. However, the Audit Committee has the authority to determine categories of related person transactions that are immaterial and not required to be disclosed and that need not be reported to, reviewed by, and/or approved or ratified by the Audit Committee. The Audit Committee has determined that the following related person transactions need not be reported to, reviewed by, and/or approved or ratified by the Audit Committee:

•

The establishment or maintenance of a banking, trading, investment management, custody or other account with an affiliate of the Company, if the terms of such account are generally the same as or similar to accounts offered by the affiliate of the Company in the ordinary course to persons who are not related persons.

•

Accounts invested in shares of one or more investment companies or portfolios in Franklin Templeton Investments (“FT Fund”) that are established and/or maintained by a Related Person on terms set forth in the applicable FT Fund prospectus or other disclosure documents.

•

The extension or maintenance of credit, arrangements for the extension of credit, or renewals of an extension of credit, in the form of a personal home improvement or manufactured home loan, consumer credit, any extension of credit under an open end credit plan or a charge card, if such loan, consumer credit, extension of credit or charge card otherwise is permitted to such related person under the terms of Section 13(k) of the Exchange Act, whether or not such person is subject to such Section 13(k).

Audit Committee Review and Approval. Every quarter the Audit Committee reviews related person transactions. Such transactions involving an estimated amount of $120,000 or more require the approval or ratification of the Audit Committee. In connection with approving or ratifying a related person transaction, the Audit Committee will consider the relevant facts and circumstances of the transaction and any of the following factors that are relevant:

•	The position or relationship of the related person at or with the Company;

•	The materiality of the transaction to the related person, including the dollar value of the transaction;

•	The business purpose for and reasonableness of the transaction;

•

Whether the related person transaction is comparable to a transaction that could be available on an arms-length basis or is on the terms that the Company offers generally to persons who are not related persons;

•	Whether the related person transaction is in the ordinary course of the Company’s business; and

•	The effect of the transaction on the Company’s business and operations.

In addition, the Audit Committee has the authority to pre-approve certain categories of related person transactions, which transactions must still be reported to the Audit Committee at least annually. The Audit Committee has determined that Company purchases of shares of its common stock to pay taxes due in connection with the vesting of employee and executive officer restricted stock and restricted stock unit awards under the 2002 Universal Stock Incentive Plan and matching grants under the ESIP are pre-approved, but should be reported to the Audit Committee annually. The Audit Committee may delegate its authority to review, approve or ratify specified related person transactions to one or more members of the Audit Committee between scheduled committee meetings. Any determination made pursuant to this delegated authority must be presented to the full Audit Committee at a subsequent meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, directors and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and 10% stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with during fiscal year 2007 except that inadvertently, untimely filings were made by each of Gregory E. Johnson and Jennifer J. Bolt with respect to two reports covering three transactions and by Charles B. Johnson with respect to one report covering two transactions, in each case related to a series of estate planning transactions.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GENERAL

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2008 and to audit the Company’s internal control over financial reporting as of September 30, 2008. During and for the fiscal year ended September 30, 2007, PricewaterhouseCoopers LLP audited and rendered opinions on the financial statements of the Company and certain of its subsidiaries and many of the open-end and closed-end investment companies managed and advised by the Company’s subsidiaries. PricewaterhouseCoopers LLP also rendered an opinion on the Company’s internal control over financial reporting as of September 30, 2007. In addition, PricewaterhouseCoopers LLP provides the Company with tax consulting and compliance services, accounting and financial reporting advice on transactions and regulatory filings and certain other consulting services not prohibited by applicable auditor independence requirements. See “Fees Paid to Independent Registered Public Accounting Firm” above. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008. The voting requirements for this proposal are described in the “Voting Information” section. If the appointment is not ratified, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE FRANKLIN RESOURCES, INC.

2004 KEY EXECUTIVE INCENTIVE COMPENSATION PLAN

The Company’s stockholders are being asked to approve an amendment and restatement of the Franklin Resources, Inc. 2004 Key Executive Incentive Compensation Plan (the “Plan”). The Plan is principally being revised to:

•	allow for multi-year performance periods instead of limiting performance periods based on a single plan year;

•	expand the list of performance goals in order to include additional performance measures reflecting the Company’s business;

•

include a provision which provides that the calculation of performance goals is to be done in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), but without regard to any changes in accounting standards and any extraordinary, unusual or nonrecurring items; provided, however, that the Compensation Committee is provided the discretion to include certain categories or types of adjustments in the calculation of performance goals at the time the Compensation Committee initially establishes the performance goals;

•	increase the maximum award to any participant for any twelve-month performance period from $10 million to $15 million;

•	include an indemnification provision for Compensation Committee or Board members by reason of any action taken or failure to act under the Plan or any award; and

•

provide the Compensation Committee with discretion to delegate its authority and power under the Plan to one or more directors and officers of the Company, to the extent consistent with applicable law.

Several other changes are reflected in the amendment and restatement of the Plan, a copy of which is annexed to this Proxy Statement as Appendix E. The attached copy of the Plan has been marked to indicate changes to the Plan as currently in effect. The locations of proposed deletions are indicated by carets (“^”) and proposed additions are indicated as underlined text.

The Plan was originally adopted by the Company’s Board on December 11, 2003 and approved by the Company’s stockholders on January 29, 2004.

The following summary describes the material features of the Plan, including the amendments, but is not intended to be complete and is qualified in its entirety by reference to the Plan, attached as Appendix E to this Proxy Statement.

Purpose of the Plan

The Plan provides the Company’s key employees with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company and its business units. The Plan is intended to increase stockholder value and the success of the Company by motivating key employees to perform to the best of their abilities and achieve the Company’s objectives.

Administration of the Plan

The Plan is currently administered by the Compensation Committee in accordance with the requirements of Section 162(m) of the Internal Revenue Code (the “Code”). Such committee, acting as the Plan Administrator, has full authority to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Section 162(m) of the Code.

Eligibility to Receive Awards

Key employees of the Company and its affiliates are eligible to participate in the Plan. Participation in the Plan by any particular key employee is determined by the Compensation Committee in its discretion. In selecting participants for the Plan, the Compensation Committee will choose employees of the Company and its affiliates who are likely to have a significant impact on Company performance. Participation in future years will be in the discretion of the Compensation Committee, but it currently is expected that approximately 5 key employees will participate each year.

Target Awards and Performance Goals

For each performance period, the Compensation Committee will establish in writing: (1) target awards for each participant, (2) the performance goals which must be achieved in order for the participant to be paid a target award, and (3) the payout formula for determining the actual award paid to a participant. The payout formula will be based on a comparison of actual performance to the performance goals, provide for the payment of a participant’s target award if the performance goals for a relevant performance period are achieved, and provide for an actual award that is greater or less than a participant’s target award depending upon the extent to which actual performance exceeds or falls below the performance goals.

Each participant’s target award will be (1) expressed as a percentage of his or her base salary, (2) expressed as a percentage of an award pool established for the particular Plan year, or (3) a specified amount determined by the Compensation Committee based on target awards established by the Compensation Committee.

Base salary under the Plan means the participant’s annual salary rate on the last day of the year or on the last day of the applicable fiscal year for any Performance Period, as determined by the Compensation Committee. The Compensation Committee may determine in its sole discretion whether or not to establish an award pool for a particular Plan year.

The performance goals applicable to the participants may consist of one or more of the following measures: (a) annual revenue, (b) budget comparisons, (c) controllable profits, (d) Company earnings per share, (e) expense management, (f) improvements in capital structure, (g) net income, (h) net or gross sales, (i) operating income (pre- or post-tax), (j) profit margins, (k) operating or gross margin, (l) profitability of an identifiable business unit or product, (m) return on investments, (n) return on sales, (o) return on stockholders’ equity, (p) total return to stockholders, (q) assets under management, (r) investment management performance, (s) mutual and other investment fund performance, (t) institutional account performance, (u) high net worth and other separate account performance, (v) cash flow, operating cash flow, or cash flow or operating cash flow per share (before or after dividends), (w) price of the shares or any other publicly traded securities of the Company, (x) reduction in costs, (y) return on capital, including return on total capital or return on invested capital, (z) improvement in or attainment of expense levels or working capital levels, and (aa) performance of the Company relative to a peer group of companies and/or relevant indexes on any of the foregoing measures. The Compensation Committee may set performance goals which differ from participant to participant. For example, the Compensation Committee may choose performance goals which apply on either a corporate or business unit basis, as deemed appropriate in light of the participant’s responsibilities.

Performance goals are calculated in accordance with GAAP, but excluding the effect of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Compensation Committee, occurring after the establishment of the performance goals applicable to the actual award intended to be performance-based compensation. Such adjustment will be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance goals in order to prevent the dilution or enlargement of a participant’s rights with respect to an actual award intended to be performance-based compensation.

For fiscal year 2008, the Compensation Committee has established certain performance goals and a formula, with such goals as variables, which will determine actual awards. The awards for fiscal year 2008 that rely on the new provisions of the Plan are also conditioned upon stockholder approval of the amendment and restatement of the Plan at the Annual Meeting. If approval of the amendment and restatement of the Plan is not obtained from the stockholders at the Annual Meeting, no participant will be eligible for an award that relies on the new provisions of the Plan for fiscal year 2008.

Determination of Actual Awards

After the end of each Performance Period, the Compensation Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Compensation Committee. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which would otherwise be payable under the applicable formula. In addition, no participant’s actual award under the Plan may exceed $15 million for any twelve months in a Performance Period.

The Plan contains a continuous employment requirement. If a participant terminates employment with the Company for any reason after the end of the applicable Performance Period but prior to the award payment date, he or she will be entitled to the payment of the award for the year, provided, however, that the Compensation Committee may reduce (or eliminate) his or her actual award based on such considerations as the Compensation Committee deems appropriate. If a participant terminates employment with the Company prior to the end of the applicable Performance Period for any reason other than death, disability or retirement, the Compensation Committee will proportionately reduce (or eliminate) his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate. If a participant terminates employment with the Company prior to the end of the applicable Performance Period due to death, disability or retirement, he or she will be entitled to the payment of the award for the year, provided, however, that the Compensation Committee may reduce (or eliminate) his or her actual award based on such considerations as the Compensation Committee deems appropriate.

Awards under the Plan are payable no later than March 15 of the calendar year following the calendar year which includes the last day of the Performance Period. These awards are generally payable in cash, however, the Compensation Committee reserves the right to declare any award wholly or partially payable in an equivalent amount of Company stock (either fully vested or subject to vesting) issued under the Company’s 2002 Universal Stock Incentive Plan or successor equity compensation plan.

Amendment and Termination of the Plan

The Company’s Board may amend or terminate the Plan at any time and for any reason, but in accordance with Section 162(m) of the Code, material amendments to the Plan are subject to stockholder approval. The Plan will also be submitted to stockholders for approval as necessary to enable it to continue to qualify as a performance-based compensation plan under Section 162(m) of the Code.

Assignability and Transferability

Awards under the Plan are not assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

General Tax Consequences

Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to a company’s “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to “performance-based compensation.” The Plan is designed to qualify awards made under the Plan as performance-based compensation, so that the Company may receive a federal income tax deduction for the payment of incentive bonuses to its executives under the Plan.

The regulations governing Code Section 162(m) provides that a “covered employee” is determined in accordance with the executive compensation disclosure rules under the Securities Exchange Act of 1934 (the “Exchange Act”). However, the Exchange Act was recently amended and no longer tracks the definition of “covered employee” as defined in Code Section 162(m). The Exchange Act now requires disclosure of a company’s principal executive officer regardless of compensation, the principal financial officer regardless of compensation and the three most highly compensated executive officers other than the principal executive officer and the principal financial officer as determined as of the end of the last completed fiscal year. As a result of this disconnect, the Internal Revenue Service (“IRS”) released guidance in June, 2007 providing that for purposes of Code Section 162(m), a “covered employee” means the principal executive officer (or anyone acting in such capacity) and the three highest paid officers for the relevant taxable year. For purposes of Code Section 162(m), a “covered employee” does not include the principal financial officer unless such officer is one of the three highest paid officers. Accordingly, the Company will apply this guidance to its covered employees for the purposes of Code Section 162(m).

New Plan Benefits

The table below provides certain summary information concerning the maximum dollar amounts of bonus plan benefits that may be payable to the specified individual under the Plan for fiscal year 2008. Such dollar values represent the maximum possible payout under the awards for fiscal year 2008, however, the right to receive payment of any such award is dependent upon the achievement of performance goals and a participant may receive a reduced amount or no payout at all depending on the level of performance achieved. The Compensation Committee of the Board of Directors also has the authority to reduce any award in its discretion. Additional awards may be made under the Plan in the future. It is currently not possible to determine the benefits that will be received by executive officers and other employees for additional awards made under the Plan. See the discussion under “Compensation Discussion and Analysis—2008 Senior Executive Incentive Compensation” for a more detailed discussion of the terms of such awards for senior executives for fiscal year 2008.

Name and Position	Dollar Value ($)
Gregory E. Johnson President and Chief Executive Officer	7,000,000
Kenneth A. Lewis Executive Vice President, Chief Financial Officer and Treasurer	1,400,000
Vijay C. Advani Executive Vice President, Global Advisor Services	2,400,000
Jennifer J. Bolt Executive Vice President, Operations and Technology	1,400,000
William Y. Yun Executive Vice President, Institutional	1,400,000
James R. Baio Former Executive Vice President, Chief Financial Officer and Treasurer	—
Executive Group	13,600,000
Non-Executive Director Group	—
Non-Executive Officer Employee Group	—

RECOMMENDATION OF THE BOARD

The affirmative vote of the holders of shares of common stock having a majority of the votes present in person or represented by proxy at the Annual Meeting of Stockholders and entitled to vote on the amendment and restatement of the Plan is required for the approval of the amendment and restatement of the Plan. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted on this proposal. Should such stockholder approval not be obtained, then the amendments to the Plan, including those summarized above, will not be implemented.

The Board of Directors believes that the amendment and restatement of the Plan is in the best interest of the Company and its stockholders and recommends that the stockholders vote “FOR” the amendment and restatement of the Plan. It is intended that the proxies will be voted in such manner unless otherwise directed.

ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS AT 2009 ANNUAL MEETING

If a stockholder intends to present any proposal for inclusion in the Company’s proxy statement in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, for consideration at the Company’s 2009 annual meeting of stockholders, the proposal must be received by the Secretary of the Company by August 30, 2008. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals.

The Company’s Amended and Restated By-laws contain an advance notice of stockholder business and nominations requirement (Section 2.3 of the Amended and Restated By-laws), which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date on which the Company first (i) mailed its notice of annual meeting, proxy statement and proxy or (ii) sent its notice of annual meeting and notice of internet availability of its proxy materials, whichever is earlier, for the immediately preceding year’s annual meeting. As specified in the Amended and Restated By-laws, different notice deadlines apply in the case of a special meeting, or when the date of an annual meeting is more than 30 days before or after the first anniversary of the prior year’s meeting. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in the Amended and Restated By-laws, the Company may disregard such nomination or proposal.

Accordingly, if a stockholder of the Company intends, at the Company’s 2009 annual meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on August 30, 2008, and not earlier than the close of business on July 31, 2008, and comply with the requirements of the Amended and Restated By-Laws. If a stockholder submits a proposal outside of Rule 14a-8 for the Company’s 2009 annual meeting of stockholders and such proposal is not delivered within the time frame specified in the Amended and Restated By-Laws, the Company’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of the Company to vote on such proposal.

Notices should be addressed in writing to: Maria Gray, Corporate Secretary, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906.

CONTACT THE BOARD OF DIRECTORS

Stockholders or others may contact the Board, the non-management directors or any individual director by sending a written communication appropriately addressed to:

Board of Directors

Franklin Resources, Inc.

c/o Maria Gray, Secretary

One Franklin Parkway

San Mateo, CA 94403-1906

You may specify whether you would prefer to direct your communication to the full Board of Directors, only the non-management directors or particular individual directors. Stockholders making such communications are encouraged to state that they are stockholders and provide the exact name in which their shares are held and the number of shares held.

In addition, the Company has established separate procedures for its employees to submit concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the Company’s Code of Ethics and Business Conduct or law, which are available on the Company’s Intranet.

Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit Committee of the Board of the Directors by sending a written communication appropriately addressed to:

Audit Committee

Franklin Resources, Inc.

One Franklin Parkway

San Mateo, CA 94403-1906

THE ANNUAL REPORT

A copy of the Company’s Annual Report for fiscal year 2007, including financial statements, is being furnished concurrently herewith to all stockholders holding shares of common stock as of the Record Date. The Company’s Annual Report for fiscal year 2007 also is available for viewing on the Company’s website at “Annual Reports” under “Investor Relations”. Please read it carefully. However, the financial statements and the Annual Report do not legally form any part of this proxy soliciting material.

HOUSEHOLDING OF PROXY MATERIAL S

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are beneficial holders of the Company’s common stock will be householding the Company’s Proxy Statement and Annual Report for fiscal year 2007. Accordingly, a single copy of this Proxy Statement and the Company’s Annual Report for fiscal year 2007 will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and/or annual report, please notify your bank or broker, or contact Investor Relations, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906, Telephone (650) 312-4091. The Company undertakes, upon oral or written request, to deliver promptly a separate copy of the Company’s annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the applicable document was delivered. Stockholders who currently receive multiple copies of the proxy statement and/or annual report at their address and would like to request householding of their communications should contact their bank or broker or the Company’s Investor Relations at the contact address and telephone number provided above.

FORM 10-K

The Company filed with the SEC an annual report on Form 10-K for fiscal year ended September 30, 2007. Stockholders may obtain a copy of the annual report on Form 10-K, including financial statements and schedules included in the annual report on Form 10-K, without charge, by visiting the Company’s website at www.franklinresources.com or by writing to the Company’s Secretary, Maria Gray, at the Company’s principal executive offices, Franklin Resources, Inc., One Franklin Parkway, San Mateo, CA 94403-1906. Upon written request to the Company’s Secretary, at the address of the Company’s principal executive offices, the exhibits set forth on the exhibit index of the Company’s annual report on Form 10-K may be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

By order of the Board of Directors,

Maria Gray

Secretary

December 28, 2007

APPENDIX A

FRANKLIN RESOURCES, INC.

AUDIT COMMITTEE CHARTER

This Audit Committee Charter (the “Charter”) has been adopted by the Board of Directors (the “Board”) of Franklin Resources, Inc. (the “Company”) in connection with its oversight of the Company’s management and the business affairs of the Company.

1.	Purpose. The purpose of the Audit Committee (the “Committee”) is to:

(a)	Assist the Board in fulfilling its responsibility to oversee (i) the Company’s financial reporting, auditing and internal control activities, including the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor.

(b)	Prepare the report the Committee is required by United States Securities and Exchange Commission (the “SEC”) rules to include in the Company’s annual proxy statement.

2.	Membership.

(a)	Number. The Committee shall be comprised of not less than three members of the Board.

(b)	Qualifications.

(i)	Each member of the Committee shall be an “independent” director in accordance with the corporate governance listing standards of the New York Stock Exchange (the “NYSE”) and any other applicable securities exchanges (“Other Exchanges”). Each member of the Committee must also satisfy the additional independence requirements under the applicable rules of the SEC.

(ii)	Each member of the Committee shall, in the view of the Board, be financially literate or shall become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined under the applicable rules of the SEC, who shall, in the judgment of the Board, have accounting or related financial management expertise in accordance with the corporate governance listing standards of the NYSE and Other Exchanges, as applicable.

(iii)	No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

(iv)	The Committee’s composition shall meet such other regulatory requirements relating to audit committees established from time to time by the NYSE, Other Exchanges, the SEC and any other applicable governmental or self-regulatory organization.

(c)	Appointment and Removal. The members of the Committee shall be appointed and may be removed by the Board.

(d)	Term. Each member of the Committee shall serve until his or her successor is duly appointed and qualified, or until his or her earlier removal or resignation or such time as he or she no longer meets the qualifications to serve on the Committee.

(e)	Chairman. The Committee shall designate a Chairman of the Committee from among its members from time to time.

3.	Meetings and Operations.

(a)	Meetings. The Committee shall meet on a regular basis, but not less frequently than quarterly, and hold special meetings as circumstances require. The timing of the meetings shall be determined by the Chairman of the Committee, in consultation with the other Committee members.

(b)	Meetings with Others. The Committee shall periodically meet with the internal auditor and the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of senior management present. The Committee shall also periodically meet separately with management.

(c)	Quorum. At all Committee meetings, a majority of the members of the Committee shall constitute a quorum for the transaction of business.

(d)	Actions. A majority of the members of the Committee shall be empowered to act on behalf of the Committee, and the action of a majority of the members of the Committee shall be the action of the Committee. The Committee shall keep a record of its actions and proceedings.

(e)	Reporting to the Board. The Committee shall regularly report to the Board actions taken by the Committee.

4.	Authority and Responsibilities. The Committee’s function is essentially one of oversight only and shall not relieve the Company’s management of its responsibility for preparing financial statements, which accurately and fairly present the Company’s financial results and condition, or the responsibilities of the independent auditor relating to the audit or review of financial statements. The Committee shall have the following authority and responsibilities:

Independent Auditor Oversight.

(a)	The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditor shall report directly to and may only be terminated by the Committee.

(b)	The Committee shall pre-approve the engagement of the independent auditor to provide any audit or permitted non-audit services to the Company. The Committee may establish pre-approval policies and procedures pursuant to which audit and permitted non-audit services may be pre-approved. The Committee may delegate the authority to grant pre-approvals to one or more designated members of the Committee. The decisions of any member (to whom authority is delegated) to pre-approve any such audit or non-audit service shall be presented to the full Committee at its scheduled meetings.

(c)	The Committee shall establish hiring policies for employees and former employees of independent auditors.

(d)	The Committee shall annually review an independent auditor’s report including (i) the independent auditor’s quality control procedures, (ii) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues, and (iii) all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard Number 1, such as disclosure of any other relationships with the Company or management and their impact on the independent auditor’s independence.

(e)	The Committee shall evaluate the independent auditor’s qualifications, performance and independence based on a review of the independent auditor’s report described above and a review of the auditor’s work throughout the year. As part of such evaluation, the Committee shall (i) review and evaluate all senior members of the independent auditor’s team, (ii) consider whether the audit engagement team partners should be rotated more frequently than is required by law, so as to assure continuing auditor independence, (iii) consider whether the independent auditor should be rotated, so as to assure continuing auditor independence, and (iv) obtain the opinion of management and the internal auditor of the independent auditor’s performance.

Internal Auditor Oversight.

(f)	The Committee shall oversee the Company’s internal audit function and meet separately with the internal auditor to review any audit related issues. As part of such oversight, the Committee shall:

(i)	Annually review internal audit plans, responsibilities, staffing and budget of the Company’s internal audit function and the adequacy of funding to carry out the proposed work scope.

(ii)	Review and concur in the appointment, replacement or dismissal of the internal audit director.

(iii)	Discuss significant internal audit findings in appropriate detail as well as the status of past audit recommendations.

Financial Reporting Oversight.

(g)	The Committee shall meet to review and discuss with management and the independent auditor: (i) the audited financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K); (ii) the Company’s interim financial results to be included in the Company’s quarterly reports on Form 10-Q, including the specific disclosures under MD&A; and (iii) the matters required to be discussed by Statement of Auditing Standards Nos. 61, 90 and 100, as may be modified or supplemented from time to time; which review shall occur prior to the filing of Form 10-K or Form 10-Q, whichever is applicable.

(h)	The Committee shall review and generally discuss the Company’s earnings press releases, including the type and presentation of information to be included therein (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

(i)	The Committee shall review and discuss with Company’s management and the independent auditor prior to the filing of any audit report with the SEC: (i) all accounting policies, practices and judgments which may be viewed as critical; (ii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and policies; (iii) any analyses of management and/or the independent auditor setting forth significant issues regarding accounting principals, financial reporting issues and judgments made in connection with the preparation of the financial statements; (iv) all alternative treatments of financial information within generally accepted accounting principles that have been discussed by management and the independent auditor, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; (v) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements; and (vi) other material written communications between the independent auditor and management, such as any management letter comments or the schedule of unadjusted differences.

(j)

The Committee shall review with management and the independent auditor (i) the quality and adequacy of the Company’s internal controls, disclosure controls and procedures, and accounting procedures, including reports of material weaknesses or significant deficiencies in the design or operation of internal controls and/or any fraud that involves personnel having a significant role in internal control over financial reporting, as required to be disclosed by the Chief Executive Officer(s) and/or Chief Financial Officer in connection with their certifications for the annual or quarterly reports of the Company and/or presented in the independent auditor’s written report, a report of management or internal audit, or otherwise, and (ii) any special audit steps adopted in light of material control deficiencies.

(k)	The Committee shall provide oversight and discuss policies and procedures with respect to Company enterprise risk assessment and risk management.

(l)	The Committee shall review with the independent auditor any audit problems and/or difficulties and management’s response, and resolve any disagreements regarding financial reporting arising between the Company’s management and any independent auditor employed by the Company. The review shall also include discussion of the responsibilities, budget and staffing of the internal auditor.

Audit Committee Report.

(m)	The Committee shall prepare the annual report of the Committee, which shall be included in the Company’s annual proxy statement.

Legal and Regulatory Compliance Oversight.

(n)	The Committee shall assist the Board in overseeing the Company’s legal and regulatory compliance.

(o)	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters, which procedures shall include a process for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. In addition, the Committee shall review complaints received directly by the Committee under those procedures or received through the Compliance and Ethics Hot-Line established by the Company to permit anonymous reporting of violations of the Code of Ethics and Business Conduct.

Other.

(p)	In discharging its oversight role, the Committee is authorized to investigate any matter that the Committee deems appropriate, with access to all books, records, facilities and personnel of the Company.

(q)	The Committee shall have the authority to perform any other activities it deems are appropriate, consistent with this Charter.

(r)	The Committee shall have the authority to retain independent advisors, including, but not limited to, independent counsel, auditors or other experts, at the expense of the Company, to assist in carrying out Committee responsibilities, as the Committee may deem appropriate.

(s)	The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor and advisors employed by the Committee and for ordinary administrative expenses of the Committee.

5.	Annual Performance Evaluation. The Committee shall annually review its own performance in such manner as it deems appropriate.

6.	Annual Review of Committee Charter. The Committee shall annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

7.	General. This Charter is intended as a component of the flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of applicable laws, regulations and listing requirements, as well as in the context of the Company’s Certificate of Incorporation, as amended, and Amended and Restated By-Laws, it is not intended to establish by its own force any legally binding obligations.

Last adopted by the Board on June 19, 2007.

APPENDIX B

FRANKLIN RESOURCES, INC.

COMPENSATION COMMITTEE CHARTER

This Compensation Committee Charter (the “Charter”) has been adopted by the Board of Directors (the “Board”) of Franklin Resources, Inc. (the “Company” or “Franklin”) in connection with its oversight of the Company’s management and the business affairs of the Company.

1.	Purpose. The purpose of the Compensation Committee (the “Committee”) is to:

(a)	Oversee the establishment of goals and objectives related to Chief Executive Officer compensation, and determine the compensation level of the Chief Executive Officer.

(b)	Assist the Board in fulfilling its responsibility relating to (i) the compensation (and related benefits) of the executive officers of the Company, and (ii) the administration of the Company’s incentive compensation and equity-based plans that are subject to Board approval.

(c)	Discharge the Board’s responsibilities relating to compensation of the Company’s executives.

(d)	Prepare the Compensation Committee Report regarding executive compensation matters required by the rules and regulations of the Securities and Exchange Commission to be included in the Company’s Annual Report on Form 10-K, proxy statement on Schedule 14A or information statement on Schedule 14C, as applicable.

2.	Membership.

(a)	Number. The Committee shall consist of no fewer than three members of the Board.

(b)	Qualifications. Each member of the Committee shall be an “independent” director in accordance with the corporate governance listing standards of the New York Stock Exchange and any other applicable securities exchanges. In addition, each member shall qualify as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and as a “non-employee director” for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

(c)	Appointment and Removal. The members of the Committee shall be appointed and may be removed by the Board.

(d)	Term. Each member of the Committee shall serve until his or her successor is duly appointed and qualified, or until his or her earlier removal or resignation or such time as he or she is no longer an “independent” director of the Board.

(e)	Chairman. The Committee shall designate a Chairman of the Committee from among its members from time to time.

3.	Meetings and Operations.

(a)	Meetings. The Committee shall meet on a regular basis, but not less frequently than quarterly, and will hold special meetings as circumstances require. The Committee may meet in executive sessions and invite one or more members of management, independent advisors or other third parties to attend as it deems appropriate. The timing of the meetings shall be determined by the Chairman of the Committee, in consultation with the other Committee members.

(b)	Quorum. At all Committee meetings, a majority of the members of the Committee shall constitute a quorum for the transaction of business.

(c)	Actions. The action of a majority of those present at a meeting, at which a quorum is present, shall be the action of the Committee. The Committee shall keep a record of its actions and proceedings.

(d)	Reporting to the Board. The Committee shall regularly report to the Board actions taken by the Committee.

(e)	Delegation. In discharging its duties, the Committee shall have full authority to form subcommittees and delegate any or all of its duties to such subcommittees as the Committee deems appropriate.

(f)	Executive Attendance at Meetings. No executive officer should attend that portion of any meeting of the Committee during which such executive officer’s performance or compensation is discussed, unless specifically invited by the Committee.

4.	Authority and Responsibilities. The Committee shall have the following authority and responsibilities:

CEO Evaluation and Compensation.

(a)	The Committee shall (i) review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, (ii) evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and (iii) determine and approve the compensation of the Chief Executive Officer as the Committee determines is in the best interests of the Company based on this evaluation and any other factors the Committee deems appropriate.

(b)	In setting the long-term incentive component of the compensation of the Chief Executive Officer as the Committee determines is in the best interests of the Company, the Committee may consider, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, the awards given to the Company’s Chief Executive Officer in past years and any other factors the Committee deems appropriate.

(c)	The Committee shall meet annually with the Chief Executive Officer to discuss the recommendations of the Chief Executive Officer concerning performance goals and the evaluation of the Chief Executive Officer of the Company’s progress toward meeting those goals.

Other Compensation Related Responsibilities.

(d)	The Committee shall review and make recommendations to the Board on the overriding compensation philosophy for the Company.

(e)	The Committee shall review and approve the compensation of the executive officers of the Company (other than the Chief Executive Officer).

(f)	The Committee shall review and approve: (i) employment agreements, severance arrangements and change in control agreements or provisions; and (ii) any special or supplemental benefits for the Chief Executive Officer and the executive officers of the Company and its subsidiaries where the amounts exceed certain threshold levels determined by the Committee from time to time.

(g)	The Committee shall review and approve deferred compensation agreements and arrangements between directors and the Company.

(h)	The Committee shall at least annually review and make recommendations to the Board on the compensation (including equity-based compensation) of the Company’s directors. In so reviewing and making recommendations on director compensation, the Committee shall consider, among other things, the following policies and principles:

(i)	that the compensation should fairly pay the directors for the work, time commitment and efforts required by directors of a company of Franklin’s size and scope of business activities, including service on Board committees;

(ii)	that a component of the compensation should be designed to align the directors’ interest with the long-term interests of the Company’s stockholders; and

(iii)	that directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.

Incentive Plans.

(i)	The Committee shall make recommendations to the Board with respect to incentive compensation and equity-based plans that are subject to Board approval. The Committee shall also review and make recommendations with respect to performance or operating goals for participants in the Company’s incentive plans.

(j)	The Committee shall grant, administer, approve and ratify awards under incentive compensation and stock incentive plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans. The Committee shall also serve as the plan administrator for such incentive compensation plans, stock incentive plans and stock purchase plans as the Committee, from time to time, is so designated or as required by the Board or the plan documents.

Executive Compensation Disclosures.

(k)	Prepare the Compensation Committee Report regarding executive compensation matters required by the rules and regulations of the Securities and Exchange Commission to be included in the Company’s Annual Report on Form 10-K, proxy statement on Schedule 14A or information statement on Schedule 14C, as applicable.

Other.

(l)	The Committee shall have the authority to perform any other activities it deems are appropriate, consistent with this Charter.

(m)	The Committee shall have the sole authority to retain, at the expense of the Company, and terminate any compensation consulting firm to assist in the evaluation of director, Chief Executive Officer or executive compensation, including the authority to approve the consulting firm’s fees and other retention terms. The Committee also shall have the authority to retain other independent advisors, including, but not limited to, independent counsel or other experts, at the expense of the Company, to assist in carrying out Committee responsibilities, as the Committee may deem appropriate.

5.	Annual Performance Evaluation. The Committee shall annually review its own performance in such manner as it deems appropriate.

6.	Annual Review of Committee Charter. The Committee shall annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

7.	General. This Charter is intended as a component of the flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of applicable laws, regulations and listing requirements, as well as in the context of the Company’s Articles of Incorporation, as amended, and Amended and Restated By-Laws, it is not intended to establish by its own force any legally binding obligations.

Last adopted by the Board on June 19, 2007

APPENDIX C

FRANKLIN RESOURCES, INC.

CORPORATE GOVERNANCE COMMITTEE CHARTER

This Corporate Governance Committee Charter (the “Charter”) has been adopted by the Board of Directors (the “Board”) of Franklin Resources, Inc. (the “Company”) in connection with its oversight of the Company’s management and the business affairs of the Company.

1.	Purpose. The purpose of the Corporate Governance Committee (the “Committee”) is to:

(a)	Provide counsel to the Board with respect to the organization, function and composition of the Board and its committees.

(b)	Oversee the evaluation of the Board and management of the Company.

(c)	Develop and recommend to the Board corporate governance policies and procedures applicable to the Company.

(d)	Identify and recommend to the Board potential director candidates for nomination.

2.	Membership.

(a)	Number. The Committee shall be comprised of not less than three members of the Board.

(b)	Qualifications. Each member of the Committee shall be an “independent” director in accordance with the corporate governance listing standards of the New York Stock Exchange and any other applicable securities exchanges.

(c)	Appointment and Removal. The members of the Committee shall be appointed and may be removed by the Board.

(d)	Term. Each member of the Committee shall serve until his or her successor is duly appointed and qualified, or until his or her earlier removal or resignation or such time as he or she is no longer an “independent” director of the Board.

(e)	Chairman. The Committee shall designate a Chairman of the Committee from among its members from time to time.

3.	Meetings and Operations.

(a)	Meetings. The Committee shall meet on a regular basis, but not less frequently than quarterly, and hold special meetings as circumstances require. The Committee may meet in executive sessions and invite one or more members of management, independent advisors or other third parties to attend as it deems appropriate. The timing of the meetings shall be determined by the Chairman of the Committee, in consultation with the other Committee members.

(b)	Quorum. At all Committee meetings, a majority of the members of the Committee shall constitute a quorum for the transaction of business.

(c)	Actions. The action of a majority of those present at a meeting, at which a quorum is present, shall be the action of the Committee. The Committee shall keep a record of its actions and proceedings.

(d)	Reporting to the Board. The Committee shall regularly report to the Board actions taken by the Committee.

(e)	Delegation. In discharging its duties, the Committee shall have full authority to form subcommittees and delegate any or all of its duties to such subcommittees as the Committee deems appropriate.

4.	Authority and Responsibilities. The Committee shall have the following authority and responsibilities:

Director Nominations.

(a)	The Committee shall develop and recommend to the Board for adoption specific, minimum qualifications that the Committee believes must be met by a potential nominee for director, including any specific qualities or skills that the Committee believes are necessary for one or more of the directors to possess.

(b)	The Committee shall develop and recommend to the Board for adoption director independence standards.

(c)	The Committee shall develop and recommend to the Board for adoption procedures by which stockholders of the Company can recommend candidates for nomination to the Board.

(d)	The Committee shall develop and recommend to the Board for adoption procedures by which director nominees are identified and evaluated by the Committee.

(e)	The Committee shall identify and evaluate candidates qualified to become potential director nominees, including any such candidates recommended by stockholders, in accordance with the minimum qualifications and procedures approved by the Board. The Committee shall recommend to the Board candidates or nominees for election as members of the Board.

(f)	The Committee shall have the sole authority to retain and terminate any search firm to assist in identifying director candidates, including the authority to approve the search firm’s fees and other retention terms.

(g)	The Committee shall recommend to the Board directors for appointment to the various committees of the Board. At least annually, the Committee shall review the composition of each committee of the Board, including the qualifications of its members, and make such recommendations to the Board for rotation of the committee members as the Committee deems appropriate.

Corporate Governance.

(h)	The Committee shall develop and recommend to the Board for adoption a set of Corporate Governance Guidelines, which shall comply with the corporate governance listing standards of the New York Stock Exchange and any other applicable securities exchanges. The Committee shall assess such guidelines, and make recommendations to the Board for changes to such guidelines, from time to time as the Committee deems appropriate.

(i)	The Committee shall develop and recommend to the Board for adoption a Code of Ethics and Business Conduct for the Company’s directors, officers and employees, which shall comply with the corporate governance listing standards of the New York Stock Exchange, any other applicable securities exchanges and the rules of the United States Securities and Exchange Commission. The Committee shall assess such code, and make recommendations to the Board for changes to such code, from time to time as the Committee deems appropriate.

(j)	The Committee shall review the anti-money laundering policies, procedures and operations of the Company on a periodic basis as the Committee deems appropriate.

(k)	The Committee shall develop and recommend to the Board for adoption such other policies or procedures regarding the corporate governance of the Company from time to time as the Committee deems appropriate.

(l)	The Committee shall make recommendations to the Board from time to time as the Committee deems appropriate regarding the structure of the various committees of the Board, including responsibilities, qualifications of the members and delegation authority.

Oversight and Evaluations.

(m)	The Committee shall oversee the evaluation of management of the Company and make recommendations to the Board as appropriate.

(n)	The Committee shall oversee the Company’s orientation for newly elected members of the Board and continuing education process for the Board and assist the Board in its implementation.

(o)	The Committee shall oversee the Board’s annual self-evaluation. In addition, the Committee shall obtain comments regarding the Board’s performance from all directors and shall report annually to the Board with an assessment of the Board’s performance.

(p)	The Committee shall oversee the annual self-evaluation of each committee of the Board. In addition, the Committee shall at least annually review each committee’s performance, including its reporting to the full Board, and make such recommendations to the Board as the Committee deems appropriate.

Other.

(q)	The Committee shall have the authority to perform any other activities it deems are appropriate, consistent with this Charter.

(r)	The Committee shall have the authority to retain independent advisors, at the expense of the Company, to assist in carrying out Committee responsibilities, as the Committee may deem appropriate.

5.	Annual Performance Evaluation. The Committee shall annually review its own performance in such manner as it deems appropriate.

6.	Annual Review of Committee Charter. The Committee shall annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

7.	General. This Charter is intended as a component of the flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of applicable laws, regulations and listing requirements, as well as in the context of the Company’s Certificate of Incorporation, as amended, and Amended and Restated By-Laws, it is not intended to establish by its own force any legally binding obligations.

Last adopted by the Board on June 19, 2007.

APPENDIX D

FRANKLIN RESOURCES, INC.

CORPORATE GOVERNANCE GUIDELINES

These Corporate Governance Guidelines (the “Guidelines”) have been adopted by the Board of Directors (the “Board”) of Franklin Resources, Inc. (the “Company” or “Corporation”) in connection with its oversight of the Company’s management and business affairs.

1.	Composition of Board of Directors.

(a)	Independence of Directors. A majority of directors must be “independent” directors in accordance with the corporate governance listing standards of the New York Stock Exchange and any other applicable securities exchanges (the “Independence Rules”). In addition, at least three directors must also satisfy the additional independence requirements for audit committee members under the Independence Rules and the applicable rules of the United States Securities and Exchange Commission (the “SEC”).

(b)	Director Qualifications and Selection. The Corporate Governance Committee of the Board is responsible for establishing a policy setting forth the specific, minimum qualifications that the Corporate Governance Committee believes must be met by a nominee recommended by the Corporate Governance Committee for a position on the Board, and describing any specific qualities or skills that the Corporate Governance Committee believes are necessary for one or more of the directors to possess. Such qualifications shall include the requirements under the Independence Rules as well as consideration of the individual skills, experience and perspectives that will help create an effective Board. The Corporate Governance Committee shall establish a policy setting forth the process for identifying and evaluating nominees for directors, including the consideration of any director candidates recommended by stockholders, and shall recommend to the Board candidates for election as directors. The Board shall nominate such candidates for election as directors by the Company’s stockholders or fill vacancies that may arise.

(c)	Size of Board. The Board shall periodically evaluate the size of the Board and make any changes it deems appropriate in accordance with the Amended and Restated By-Laws of the Company (the “By-Laws”).

(d)	Term Limits. The Board does not believe that it should establish term limits for its members. The Board recognizes the value of continuity of directors who have experience with the Company and who have gained over a period of time a level of understanding about the Company and its operations that enable the director to make a significant contribution to the deliberations of the Board.

(e)	Retirement. Persons are not eligible to be recommended for nomination as a director for a term commencing on or after their 75th birthday, except for any person who beneficially owns 5% or more of the outstanding shares of the Company. Incumbent directors reaching the age of 75 during their term may complete such term.

2.	Conflicts of Interest and Other Commitments.

(a)	With respect to any matter under discussion by the Board, directors must disclose to the Board any potential conflicts of interest they may have and, if appropriate, refrain from voting on a matter in which they may have a conflict.

(b)

Each director is responsible for ensuring that other commitments do not conflict or materially interfere with the director’s responsibilities to the Company. To ensure that serving as a director of another company or any other change in circumstances such as employment, business or “immediate family” relationships (as defined under the Independence Rules) would not conflict with his or her duties to the

Company, and to evaluate whether disclosure needs to be made in the Company’s proxy statement or the director’s status under the Independence Rules is changed, the director should consult the Chairman of the Board and the Corporate Secretary in advance of accepting an invitation to serve on another company’s board and should report any change in circumstances to the Corporate Secretary. The Chairman of the Board and the Corporate Secretary should report to the Corporate Governance Committee the results of such consultation.

3.	Director Responsibilities.

(a)	Duties. The directors are responsible for exercising care, loyalty and good faith and acting in a manner they reasonably believe is in the best interests of the Company and its stockholders and consistent with their fiduciary duties. In fulfilling their responsibilities, directors may ask such questions and conduct such investigations as they deem appropriate, and may reasonably rely on the information provided to them by the Company’s senior executives and its outside advisors and auditors. The directors shall be entitled to have the Company purchase directors’ and officers’ liability insurance on their behalf and receive the benefits of indemnification and exculpation to the fullest extent permitted by law, the Company’s Certificate of Incorporation, as amended (the “Certificate”), and the By-Laws and any indemnification agreements, as applicable.

(b)	Meetings and Preparation. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve, to spend the time needed in preparation for such meetings and to meet as frequently as they deem necessary to properly discharge their responsibilities. In addition, directors should stay abreast of the Company’s business and markets. To the fullest extent possible, directors should review agendas and other meeting materials in advance of any Board or committee meetings.

(c)	Meeting Agendas. The Chairman of the Board and the Corporate Secretary will establish and disseminate the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free to raise at any Board meeting subjects that are not on the agenda for that meeting.

(d)	Company Representation. The Board believes that management speaks for the Company. Individual directors may, from time to time, expressly represent the Company in meetings or otherwise communicate with various third parties on the Company’s behalf. When representing the Company, it is generally expected that directors will do this with the knowledge of management and, unless warranted by unusual circumstances or as contemplated by the committee charters, only at the request of management.

4.	Executive Sessions. The non-management directors (i.e., directors who are not Company officers) will meet separately without management in regular executive sessions. The “independent” directors as defined in the Independence Rules will meet at least twice a year in executive session.

5.	Board Committees.

(a)	Committees. The Board shall have an Audit Committee, a Compensation Committee and a Corporate Governance Committee. All members of these committees will be “independent” directors, as defined in the Independence Rules. In addition, Audit Committee members shall satisfy the additional independence requirements for audit committee members under the Independence Rules and the applicable rules of the SEC. Each committee’s member shall also meet any other qualifications for service on the particular committee pursuant to the committee’s written charter.

(b)	Appointment, Removal and Term. Committee members shall be appointed and may be removed by the Board. Each member of a committee shall serve until his or her successor is duly appointed and qualified, or until his or her earlier removal or resignation or such time as he or she no longer meets the qualifications to serve on the committee.

(c)	Chairman. Each committee shall designate a Chairman of the committee from among its members from time to time.

(d)	Charters. Each committee shall have its own written charter. The charters will set forth the purpose, authority and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations, reporting to the Board, and annual performance evaluations of the committee. The charters of each committee will be reviewed periodically with a view toward delegating to the standing committees the full authority of the Board concerning specified matters appropriate to such committee.

(e)	Meetings. Each committee shall meet on a regular basis, but not less frequently than quarterly, and hold special meetings as circumstances require. The timing of the meetings shall be determined by the Chairman of the committee, in consultation with the other committee members. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda.

(f)	Additional Committees. The Board may, from time to time, establish or maintain additional committees as it deems appropriate and delegate to such committees such authority permitted by applicable laws and the By-Laws as the Board sees fit.

6.	Director Access to Officers, Employees and Independent Advisors.

(a)	Officers and Employees. Directors shall have full and free access to officers and employees of the Company. Any meetings or contacts that a director wishes to initiate may be arranged directly by the director or through the Chief Executive Officer or the Corporate Secretary.

(b)	Independent Advisors. The Board and each Board committee shall have full and free access to the Company’s independent advisors and each shall have the power to retain legal, accounting, financial or other advisors as they may deem appropriate at the expense of the Company, without the need to obtain the prior approval of any officer of the Company. The Corporate Secretary of the Company will arrange for payment of the invoices of any such third party advisors.

7.	Director Compensation. The form and amount of director compensation will be determined by the Compensation Committee, in accordance with the policies and principles set forth in the Compensation Committee’s charter, and will be recommended to the Board for approval. The Compensation Committee also will conduct an annual review of director compensation.

8.	Director Orientation and Continuing Education.

(a)	Orientation. The Board, through its delegation of oversight to the Corporate Governance Committee, shall establish, or identify and provide access to, appropriate orientation programs, sessions or material for newly elected directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director. This orientation may include presentations by senior management to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance program, its Code of Ethics and Business Conduct and these Guidelines, its principal officers, and its internal and independent auditors. In addition, the orientation will include visits to Company headquarters and, to the extent appropriate, other of the Company’s significant facilities. All other directors are also invited to attend orientation.

(b)	Education. The Board, through its delegation of oversight to the Corporate Governance Committee, shall also identify and/or develop continuing education opportunities for the directors. Directors are encouraged to attend continuing education programs sponsored by universities, stock exchanges or other organizations. The Company will reimburse the reasonable costs and expenses associated with such programs.

9.	Management Succession. The Board shall oversee the succession planning for the management of the Company, including policies and principles for the selection and performance review of the Chief Executive Officer, as well as policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer.

10.	Company’s Long-Term Strategic Plans. The Board will periodically review with management the Company’s long-term strategic plans.

11.	Annual Performance Evaluation. The Board, through its delegation of oversight to the Corporate Governance Committee, shall annually review its own performance in such manner as it deems appropriate to determine whether the Board and its committees are functioning effectively. The full Board will discuss the evaluation to determine what action, if any, could improve Board and committee performance.

12.	Review of Corporate Governance Guidelines. The Corporate Governance Committee, as appropriate, shall periodically review and reassess the adequacy of these Guidelines to determine whether any changes are appropriate and recommend to the Board any such changes for the Board’s approval.

13.	General. These Guidelines are intended as a component of the flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. While they should be interpreted in the context of applicable laws, regulations and listing requirements, as well as in the context of the Company’s Certificate and By-Laws, they are not intended to establish by their own force any legally binding obligations.

Last adopted by the Board on October 15, 2007

APPENDIX E

FRANKLIN RESOURCES, INC.

2004 KEY EXECUTIVE INCENTIVE COMPENSATION PLAN

(As Amended and Restated October 15, 2007)

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Franklin Resources, Inc. hereby establishes the Franklin Resources, Inc. 2004 Key Executive Incentive Compensation Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating key employees (a) to perform to the best of their abilities and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such key employees with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan is intended to qualify as performance-based compensation under Code Section 162(m).

1.2 Effective Date. The Plan ^became effective as of December 11, ^2004. As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Code Section 162(m).

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any ^Performance Period, the actual award (if any) payable to a Participant for the ^Performance Period. An Actual Award is determined by the Payout Formula for the ^Performance Period, as applicable, subject to the Committee’s authority under Section 3.6 to reduce the award otherwise determined by the Payout Formula.

2.2 “Award Pool” means the total dollars (if any) designated to fund Actual Awards payable for any ^Performance Period,

2.3 “Base Salary” means as to any ^Performance Period, 100% of the Participant’s annualized salary rate on the last day of ^each fiscal year or on the last day of the last applicable fiscal year for any Performance Period, as determined by the Committee. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4 “Beneficiary” means the person(s) or entity(ies) designated to receive payment of an Actual Award in the event of a Participant’s death in accordance with Section 4.5 of the Plan. The Beneficiary designation shall be effective when it is submitted in writing to and ^received by the ^Company’s human resources department during the Participant’s lifetime on a Beneficiary Designation form provided by the Committee. The submission of a new Beneficiary Designation form shall cancel all prior Beneficiary designations.

2.5 “Board” means the Company’s Board of Directors.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.7 “Committee” means the committee appointed by the Board to administer the Plan. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Code Section 162(m). Notwithstanding the foregoing, the failure of a Committee member to qualify as an “outside director” shall not invalidate the payment of any Actual Award under the Plan.

2.8 “Company” means Franklin Resources, Inc., a Delaware corporation.

2.9 “Determination Date” means as to any ^Performance Period; (a) the first day of the ^Performance Period, or (b) if later, the latest date possible which will not jeopardize the Plan’s qualification as performance-based compensation under Code Section 162(m).

2.10 “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.11 “Maximum Award” means as to any Participant for any ^Performance Period, fifteen million dollars ($^15,000,000) for each twelve (12) months in a Performance Period (proportionately adjusted for periods less than twelve (12) months). The Maximum Award is the maximum amount which may be paid to a Participant for any ^Performance Period.

2.12 “Participant” means as to any ^Performance Period, a key employee who has been selected by the Committee for participation in the Plan for that ^Performance Period.

2.13 “Payout Formula” means as to any ^Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.5, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.14 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a ^Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) annual revenue, (b) budget comparisons, (c) ^controllable profits, (^d) Company earnings per share, (^e) expense management, (^f) improvements in capital structure, (g) net income, (h) net ^or gross sales, (^i) operating income (pre- or post-tax), (^j) profit margins, (k) operating or gross margin, (l) profitability of an identifiable business unit or product, (m) return on investments, (n) return on sales, (o) return on stockholders’ equity, (p) total return to stockholders^, (q) assets under management, (r) investment management performance, (s) mutual and other investment fund performance, (t) institutional account performance, (u) high net worth and other separate account performance, (v) cash flow, operating cash flow, or cash flow or operating cash flow per share (before or after dividends), (w) price of the shares or any other publicly traded securities of the Company, (x) reduction in costs, (y) return on capital, including return on total capital or return on invested capital, (z) improvement in or attainment of expense levels or working capital levels, and (aa) performance of the Company relative to a peer group of companies and/or relevant indexes on any of the foregoing measures. The Performance Goals may be applicable to the Company and/or any of its individual business units and may differ from Participant to Participant. In addition, the Performance Goals shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Actual Award intended to be performance-based compensation. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Goals in order to prevent the dilution or enlargement of the Participant’s rights with respect to an Actual Award intended to be performance-based compensation; provided, however, that certain categories or types of such adjustments can be specifically included (rather than excluded) at the time the Performance Goals are established if so determined by the Committee.

2.15 “^Performance Period” means any period as determined by the Committee in its sole discretion.

2.16 “Retirement” means retirement from service to the Company after reaching age fifty-five (55) with at least ten (10) years of service to the Company or a subsidiary of the Company, including service to any entity that is acquired by the Company or a subsidiary of the Company.

2.17 “Target Award” means the target award payable under the Plan to a Participant for the ^Performance Period as determined by the Committee in accordance with Section 3.4 and may be (a) expressed^ as a percentage of his or her Base Salary^, (b) expressed as a percentage of the Award Pool^, or (c) a specified amount determined by the Committee in accordance with Section 3.4.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the key employees who shall be Participants for ^any Performance Period. In selecting Participants, the Committee shall choose employees who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a ^Performance Period by Performance Period basis. Accordingly, an employee who is a Participant for a given ^Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent ^Performance Period or Performance Periods.

3.2 Determination of Award Pool. On or prior to the Determination Date, the Committee may in its sole discretion establish an Award Pool, if any, for any ^Performance Period.

3.3 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the ^Performance Period. Such Performance Goals shall be set forth in writing.

3.4 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.5 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the ^Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant^’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant’s Actual Award under the Plan may exceed the Maximum Award.

3.6 Determination of Actual Awards. After the end of each ^Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the ^Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

3.7 Termination Prior to the Date the Actual Award for the ^Performance Period is Paid. If a Participant terminates employment with the Company for any reason after the end of the applicable ^Performance Period but prior to the date the Actual Award for such ^Performance Period is paid, the Participant shall be entitled to the payment of the Actual Award for the ^Performance Period subject to reduction or elimination under Section 3.6 based on the circumstances surrounding such termination of employment.

3.8 Termination Prior to End of the ^Performance Period for Reasons other than Death, Disability or Retirement. If a Participant terminates employment with the Company prior to the end of the applicable ^Performance Period for any reason other than death, Disability or Retirement, the Committee shall reduce the Participant’s Actual Award proportionately based on the date of termination (and subject to further reduction or elimination under Section 3.6 based on the circumstances surrounding such termination of employment).

3.9 Termination Prior to the End of the ^Performance Period Due to Death, Disability or Retirement. If a Participant terminates employment with the Company prior to the end of the applicable ^Performance Period due to death, Disability or Retirement, the Participant (or in the case of the Participant’s death, the person who acquired the right to payment of the Actual Award pursuant to Section 4.5) shall be entitled to the payment of the Actual Award for the ^Performance Period subject to reduction or elimination under Section 3.6.

3.10 Leave of Absence. If a Participant is on a leave of absence at any time during a ^Performance Period, the Committee may reduce his or her Actual Award proportionately based on the duration of the leave of absence (and subject to further reduction or elimination under Section 3.6).

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment. Payment of each Actual Award shall be made ^no later than March 15 of the calendar year following the calendar year which includes the last day of the Performance Period during which the Award was earned.

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in the form of a stock bonus granted under the Company’s 2002 Universal Stock Incentive Plan (the “2002 Plan”) or successor equity compensation plan (subject to the limit on the maximum number of shares that may be issued under the 2002 Plan or successor equity compensation plan and any additional limitations on the maximum number of shares that may be awarded to any individual in any fiscal or calendar year under the 2002 Plan or successor equity compensation plan, as applicable). The number of shares granted shall be determined by dividing the cash amount of the Actual Award by the fair market value of a share of Company common stock on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall be defined as provided in the 2002 Plan or successor equity compensation plan. Any shares issued pursuant to a stock bonus granted under the 2002 Plan or successor equity compensation plan may be either fully vested or subject to vesting.

4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior ^Performance Period, the Actual Award shall be paid to the Participant’s Beneficiary. If a Participant fails to designate a Beneficiary or if each person designated as a Beneficiary predeceases the Participant or dies prior to payment of an Actual Award, then the Committee shall direct the payment of such Actual Award to the Participant’s estate.

SECTION 5

ADMINISTRATION

5.1 Committee is the Administrator. The Plan shall be administered by the Committee.

5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Code Section 162(m). Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any non-U.S., federal, state, and local taxes.

5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only to the extent consistent with applicable laws (including the provisions of Section 162(m) of the Code) and the rules and regulations of the principal securities market on which the Company’s securities are listed or qualified for trading.

SECTION 6

GENERAL PROVISION

6.1 Nonassignability and Nontransferability. A Participant shall have no right to assign ^any interest under this Plan. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 4.5. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any ^Performance Period or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a ^Performance Period such exercise occurs, to terminate any individual’s employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3 No Individual Liability. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California, with the exception of California’s conflict of laws provisions.

6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

6.6 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.

FRANKLIN RESOURCES, INC. ONE FRANKLIN PARKWAY SAN MATEO, CA 94403

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Franklin Resources, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ FRANK1 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRANKLIN RESOURCES, INC.

Vote on Directors

1.	To elect 13 directors to the Board of Directors to hold office until the next annual meeting of stockholders or until that person’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

Nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
01-Samuel H. Armacost	08-Thomas H. Kean
02-Charles Crocker	09-Chutta Ratnathicam
03-Joseph R. Hardiman	10-Peter M. Sacerdote
04-Robert D. Joffe	11-Laura Stein	☐	☐	☐
05-Charles B. Johnson	12-Anne M. Tatlock
06-Gregory E. Johnson	13-Louis E. Woodworth
07-Rupert H. Johnson, Jr.

		For	Against	Abstain

Vote on Proposals

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2008.	☐	☐	☐

3.	To approve the amendment and restatement of the Company’s 2004 Key Executive Incentive Compensation Plan.	☐	☐	☐

4.	To transact such other business that may properly be raised at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Note: Please sign exactly as your name appears on the proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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FRANKLIN RESOURCES, INC.

THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

With this proxy, the stockholder signing below appoints Charles B. Johnson, Gregory E. Johnson, and Maria Gray (the “proxy holders”), or any one of them, as the stockholder’s proxies with full power of substitution. The stockholder appoints the proxy holders collectively and as individuals, to vote all the stockholder’s shares of Franklin Resources, Inc. (“Franklin”) common stock at the Annual Meeting of Stockholders, and at any and all adjournments or postponements of the meeting, on the matters set forth on the reverse side of this card. This proxy card also provides voting instructions for shares held in the Franklin Templeton Profit Sharing 401(k) Plan as described in the proxy statement. The Annual Meeting of Stockholders will be held on Thursday, January 31, 2008, at 10:00 a.m., Pacific Standard Time, in the H.L. Jamieson Auditorium, One Franklin Parkway, Building 920, San Mateo, California.

The Board of Directors has solicited this proxy and it will be voted as specified on this proxy card on the proposals proposed by Franklin listed on the reverse side. If you do not mark any votes or abstentions, this proxy will be voted FOR all nominees to the Board of Directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2008 and FOR the amendment and restatement of the Company’s 2004 Key Executive Incentive Compensation Plan. If any other matters come before the meeting to be voted on, the proxy holders named in this proxy will vote, act and consent on those matters in their discretion.

Continued on the reverse side. Must be signed and dated on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Please complete, sign and date this proxy on the reverse side and return it promptly in the accompanying envelope.